UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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PINNACLE FINANCIAL PARTNERS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

March 7, 2019

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders, which will be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, on Tuesday, April 16, 2019, at 11:00 a.m., CDT. I sincerely hope that you will be able to attend this meeting, and I look forward to seeing you.

This notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2018 and the first quarter of 2019, as well as our plans for the future.  Your attention is directed to the proxy statement and notice of meeting accompanying this letter for more information regarding the matters proposed to be acted upon at the meeting.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission's "notice and access" rules. We are constantly focused on improving the ways shareholders connect with information about Pinnacle, and believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact of our Annual Meeting.

Please take this opportunity to become involved in the affairs of Pinnacle Financial Partners, Inc. Whether or not you expect to be present at the meeting, please vote and submit your proxy as soon as possible via the Internet, by phone, or if you have requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. This will not prevent you from voting in person at the meeting, but will help to secure a quorum and avoid added solicitation costs.  If you decide later to attend the meeting, you may withdraw your proxy at any time and vote your shares in person.

Sincerely,

M. Terry Turner
President and Chief Executive Officer

(Intentionally left blank)

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 16, 2019

The annual meeting of shareholders of Pinnacle Financial Partners, Inc. (the "Company") will be held on Tuesday, April 16, 2019, at 11:00 a.m., CDT in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201 for the following purposes:

(1)	To elect seventeen persons to serve as directors for a term of one year until the due election and qualification of their successors;

(2)	To ratify the appointment of Crowe LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019;

(3)	To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement that accompanies this notice; and

(4)	To transact any other business as may properly come before the meeting.

The Board of Directors has set the close of business on February 22, 2019, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting.

We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to many of our shareholders instead of paper copies of our proxy statement and our annual report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2018 Annual Report and proxy card.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting that you vote as soon as possible. Promptly voting will help ensure that the greatest number of shareholders are present whether in person or by proxy. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice you received in the mail.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.  Should you desire to revoke your proxy, you may do so as provided in the accompanying proxy statement.

By Order of the Board of Directors,
Hugh M. Queener, Corporate Secretary
Nashville, Tennessee
March 7, 2019

(Intentionally left blank)

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

* * * * * * * * *

PROXY STATEMENT FOR 2019 ANNUAL MEETING

* * * * * * * * *

The Board of Directors (the "Board") of Pinnacle Financial Partners, Inc. (the "Company") has made this proxy statement and accompanying proxy card available to you on the Internet, or upon your request, has delivered such materials to you in printed form in connection with its solicitation of proxies for use at the 2019 Annual Meeting of Shareholders (the "Meeting") to be held at 11:00 a.m. CDT on Tuesday, April 16, 2019 in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, and at any adjournments of the Meeting.  The Board is soliciting proxies for the purposes set forth in the notice the Company mailed to you on or about March 7, 2019 (the "Notice of Internet Availability of Proxy Materials").

The purposes of the Meeting are:

(i)
To elect seventeen directors for a term of one year and until their successors are elected and qualified as our Corporate Governance Guidelines and Charter require all directors to be elected annually;

(ii)	To ratify the appointment of the Company's independent registered public accounting firm;

(iii)	To approve, on an annual, non-binding, advisory basis, the compensation of the Company's named executive officers as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act; and

(iv)	To transact such other business as may properly be brought before the Meeting.

The close of business on February 22, 2019 is the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.  We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about March 7, 2019.

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 16, 2019:

 As outlined in the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and the Company's 2018 Annual Report are available on the Internet at http://materials.proxyvote.com/72346Q.

As of the close of business on the record date, the Company had 90,000,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), authorized, of which 77,531,750 shares were issued and outstanding, and 10,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"), authorized, of which no shares were issued and outstanding. Each issued and outstanding share of Common Stock is entitled to one vote on all matters presented at the Meeting.

Pinnacle Financial Partners, Inc.                                    5

IMPORTANT MEETING AND VOTING INFORMATION

Proxy Voting Procedures

If you properly vote and submit your proxy card, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you submit your executed proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:

·	FOR the election of the director nominees;

·	FOR the ratification of Crowe LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019;

·	FOR the non-binding, advisory approval of the compensation of the Company's named executive officers as disclosed in this proxy statement; and

·	In the best judgment of the persons appointed as proxies as to all other matters properly brought before the Meeting.

If any nominee for election to the Board named in this proxy statement becomes unavailable or unwilling to serve for any reason, the proxy will be voted FOR a substitute nominee selected by the Board, or, alternatively, the Board may vote to reduce the size of the Board.

You may also vote in person by attending the Meeting to be held at 11:00 a.m. CDT on Tuesday, April 16, 2019 in our offices on the eighth floor of the Pinnacle at Symphony Place located at 150 Third Avenue South, Nashville, Tennessee 37201.  Please be aware that cameras and other recording equipment will not be allowed in the Meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted by delivering to Mr. Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, either a written revocation of the proxy or a duly executed proxy bearing a later date, or by casting a new vote by telephone or Internet (only your last proxy submitted prior to the Meeting will be counted).  You may also revoke your proxy by attending the Meeting and voting in person.  If you hold shares in "street name" and you wish to cast your vote or change your vote at the Meeting, please bring a copy of your brokerage statement reflecting your share ownership as of the record date for the Meeting.

Shareholder Approval Requirements

A quorum will be present at the Meeting if at least 38,765,876 shares of Common Stock are represented in person or by valid proxy at the Meeting, which is a majority of the Company's outstanding shares of Common Stock as of the record date.  According to Tennessee law and the Company's Amended and Restated Charter and Amended and Restated Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote "for" or "against" or "abstain" from voting, together with all broker non-votes will be counted for purposes of determining whether a quorum is present.

Broker Proxies.  Proxies that are returned to us by brokers that have not received instructions to vote on one or more proposals and do not vote on such proposal(s) are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.  Under the rules of the New York Stock Exchange (the "NYSE"), if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to non-routine matters. The proposals regarding the election of directors and the approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers, in each case, as disclosed in this proxy statement, are considered non-routine under the rules of the NYSE and failure to instruct your broker on how to vote on these matters will result in a broker non-vote. Therefore, it is very important that you instruct your broker how you wish your shares to be voted on these matters. The proposal regarding ratification of the appointment of the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019 is considered routine and therefore your broker may vote your shares on that matter even if your broker does not receive instructions from you.

Pinnacle Financial Partners, Inc.                                    6

Vote Required to Elect Directors.  As a result of our adopting a majority voting standard for directors at the 2015 annual meeting of shareholders, should a board nominee in an uncontested election fail to receive an affirmative vote of a majority of the votes cast at the Meeting, in person or by proxy, then that nominee, if that individual is an incumbent director, shall tender his or her resignation to the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee following the shareholder vote pursuant to the Company's Corporate Governance Guidelines.  Subsequently, the Company's Nominating and Corporate Governance Committee shall consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the Board within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s).  The Board shall also consider the relevant facts and circumstances when considering whether to accept or reject the Nominating and Corporate Governance Committee's recommendation. Subsequently, the Company shall include a full explanation of the above process and the decisions reached in a Form 8-K filing with the Securities and Exchange Commission (the "SEC").  Any director who tenders his or her resignation pursuant to this provision shall not participate in any discussion or recommendation related to the above process.

Vote Required to Ratify the Appointment of Crowe LLP as Described in this Proxy Statement and Vote Required to Approve, on a Non-Binding, Advisory Basis, the Compensation of the Company's Named Executive Officers. These matters will be approved if the number of shares of Common Stock voted in favor of the proposal exceed the number of shares of Common Stock voted against it. A properly executed proxy marked "ABSTAIN" with respect to either of these proposals will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, abstentions will have no effect on whether these proposals are approved so long as a quorum is present.

A summary of the voting provisions, provided a valid quorum is present or represented at the Meeting, for the above matters is as follows:

Vote	Company recommendation	Routine or Non-routine	Vote Requirement
Election of director nominees	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Majority of votes cast either FOR or AGAINST each candidate will determine the result. Director nominees in uncontested elections that fail to receive a majority of votes cast at the Meeting in favor of their election must submit their resignation which may be accepted or rejected by the Board after receiving the recommendation of the Nominating and Corporate Governance Committee.

Ratification of independent registered public accounting firm	FOR	Routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.	Higher number of shares cast either FOR or AGAINST the proposal will determine the result. ABSTAIN will not impact vote result.
Advisory, non-binding approval of compensation of named executive officers	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.

Proxy Solicitation

Although the Company does not currently plan to engage a proxy solicitation firm for the Meeting, the Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

Shareholder Proposals for Next Year's Meeting

In order for shareholder proposals for the 2020 annual meeting of shareholders to be eligible for inclusion in the Company's 2020 proxy statement, all such proposals must be mailed to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, must be received no later than the close of business on November 8, 2019 and must comply with the applicable rules and regulations of the SEC and the relevant provisions of the Company’s Bylaws.

Pinnacle Financial Partners, Inc.                                    7

A shareholder who intends to raise a proposal to be acted upon at the 2020 Annual Meeting of Shareholders, but who does not desire to include the proposal in the Company's 2020 proxy statement, must comply with the advance notice provisions of the Company’s Bylaws. Under the advance notice provisions, a shareholder must give written notice of such proposal to the Secretary of the Company. The Secretary must receive such notice not less than 90 days nor more than 120 days prior to the first anniversary of the Meeting (December 18, 2019 and January 17, 2020, respectively). The shareholder’s submission must include certain specified information concerning the proposal and the shareholder, including such shareholder’s ownership of Common Stock, as described in more detail in the Company’s Bylaws. Shareholders are strongly encouraged to seek advice from legal counsel before submitting a proposal as the Company will not entertain any proposals that do not meet these requirements.

CORPORATE GOVERNANCE

The Company has developed sound corporate governance principles which it believes are essential to running the Company's business efficiently and to maintaining the Company's integrity in the marketplace.

Corporate Governance Guidelines

The Company's Board has established a set of Corporate Governance Guidelines which address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters.  The Board believes such guidelines to be appropriate for the Company in its effort to maintain "best practices" as to corporate governance.  You may access a copy of the Company's Corporate Governance Guidelines by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com.  Also, the Company has included other corporate governance documents such as the Audit Committee Charter, Human Resources and Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Risk Committee Charter and Code of Conduct on the Company's website as well.

Director Age Limit

The Company's Corporate Governance Guidelines require that any director that is over the age of 75 at the time of the annual meeting of shareholders shall not be nominated to the Board of Directors at that meeting by the Nominating and Corporate Governance Committee.

Director Independence

The Board, upon recommendation of the Nominating and Corporate Governance Committee, has determined that each of the following directors is an "independent director" within the meaning of Nasdaq Listing Rule 5605(a)(2):

Abney S. Boxley, III	Charles E. Brock
Renda J. Burkhart	Gregory L. Burns
Marty G. Dickens	Thomas C. Farnsworth, III
Joseph C. Galante	Glenda Baskin Glover
David B. Ingram	Gary L. Scott
Thomas R. Sloan	Reese L. Smith, III
G. Kennedy Thompson

Conversely, M. Terry Turner, Richard D. Callicutt, II, Robert A. McCabe, Jr. and Ronald L. Samuels are not considered independent.  As a result, the Company considers 76% of its directorate independent at this time. In determining director independence the Board and the Nominating and Corporate Governance Committee considered the following relationships and transactions:

•
Under Nasdaq Listing Rule 5605(a)(2), directors may not be determined to be independent if they are an executive officer or have been employed by a company within the three years preceding the determination of independence.  In addition, a director may not be considered independent if the director received more than $120,000 in compensation (other than director fees, certain deferred compensation and retirement payments) from the Company for any twelve-month period during the preceding three years.  Messrs. Turner, Callicutt, McCabe and Samuels are executive officers of the Company, and accordingly, are not considered independent.

Pinnacle Financial Partners, Inc.                                    8

•
Mr. Scott was employed by the Company upon the Company's acquisition of Mid-America Bancshares, Inc. on November 30, 2007 until his retirement on October 31, 2008. In its determination that Mr. Scott was independent, the Board and the Nominating and Corporate Governance Committee considered the period of time that had elapsed since Mr. Scott's retirement, the nature and amount of payments he has received from the Company since his retirement, the nature of his prior position, and the relatively brief length of his employment with the Company. Mr. Scott serves as the chairman of the Risk Committee, all members of which are required to be independent.  Mr. Scott also serves on the Nominating and Corporate Governance Committee, all members of which are required to be independent.

In its independence determination, the Board considered that directors, family members of directors and companies in which they serve as executives or controlling shareholders have various banking relationships, including loans, deposits and trust, insurance or investment services relationships with our subsidiary, Pinnacle Bank (the "Bank"), and that such services are provided on non-preferential terms generally available to other customers. Loans that are made to such persons do not involve, at the time made, more than the normal risk of collectability or present other unfavorable features to the Bank. For more information regarding these loans, see "Certain Relationships and Related Party Transactions" of this proxy statement.

In 2018, the independent directors held two meetings at which only independent directors were present (i.e., "executive sessions").  The independent directors determined that the chairman of the Company's Nominating and Corporate Governance Committee will serve as lead independent director and chairman of such executive sessions and at all other meetings of non-management directors (the "Lead Director"). As such, the Lead Director is responsible for communicating any matters resulting from these executive sessions to management, in most cases to the CEO, pursuant to the instructions of the independent directors. In connection with his appointment as Chairman of the Nominating and Corporate Governance Committee,  Mr. Dickens was appointed and designated as the Lead Director beginning March 1, 2017 and will continue as such until his successor as Lead Director is appointed by the Board.

Director Qualifications

The Company's Corporate Governance Guidelines contain certain criteria that apply to nominees for a position on the Company's Board. The Company's Board and its Nominating and Corporate Governance Committee have also adopted procedures for the evaluation of director candidates (the "Nominee Procedures") that contain certain minimum qualifications for candidates, including those candidates identified by the Company's shareholders.  The Company's Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will annually review with the Board the composition of the Board as a whole and will consider with the Board the current composition of the Board in an effort to ensure that the members of the Board have a diversity of age, skills and experience in the context of the needs of the Board.  Beyond the Nominee Procedures, the Board has not adopted a formal, written diversity policy.  The Board, however, does seek to include directors who, when taken with the other nominees and continuing directors, will create a Board that offers a diversity of professional experience, background, age, gender, race, perspective, viewpoints and skills that match the diversity of the communities served by the Company.

The Nominee Procedures provide that the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership and that candidates nominated to serve as directors will, at a minimum, in the Nominating and Corporate Governance Committee's judgment:

•
be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•
meet the minimum qualifications for directors set forth in the Corporate Governance Guidelines and fulfill the needs of the Board at that time in terms of diversity of age, gender, race, experience and expertise; and

•
possess the background and demonstrated ability to contribute to the performance by the Board of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

Pinnacle Financial Partners, Inc.                                    9

In addition to these minimum qualifications, the Nominating and Corporate Governance Committee may also consider whether the candidate:

•	is of the highest ethical character and shares the core values of the Company as reflected in the Company's Corporate Governance Guidelines and the Company's Code of Conduct;

•	has a reputation, both personal and professional, consistent with the image and reputation of the Company;

•	is highly accomplished in the candidate's field;

•	has expertise and experience that would complement the expertise and experience of other members of the Board;

•	has the ability to exercise sound business judgment; and

•	is "independent" as such term is defined by the Nasdaq Listing Rules and the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The Nominating and Corporate Governance Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Nominating and Corporate Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, see "Proposal #1: Election of Directors - Nominees for Election to the Board".

Service Limitations for other Public Company Boards of Directors

The Company's Corporate Governance Guidelines limit the number of public company boards of directors on which the Company's directors may serve.  Generally, non-employee directors may serve on the Company's Board and no more than three other public company boards, unless the non-employee director is the chief executive officer of a public company, in which case the limitation is reduced to two other public company boards.  Employee directors are limited to the Company's Board plus two other public company boards.

Process for Identifying Candidates

The Nominating and Corporate Governance Committee seeks to identify potential candidates for membership on the Company's Board through conversations with members of the Board, senior management and other members of the communities served by the Company.

The Nominating and Corporate Governance Committee also considers nominees proposed by the Company's shareholders in accordance with the provisions contained in the Company's Bylaws.  The Nominating and Corporate Governance Committee considers candidates recommended by the Company's shareholders within the context of the criteria and procedures described in the Nominee Procedures and under the "Director Qualifications" and "Evaluation of Candidates" sections of this proxy statement. Under the Company’s Bylaws, any shareholder may nominate a person for election to the Company’s Board at an annual meeting of shareholders or special meeting of shareholders called for the purpose of electing directors by providing timely notice of such nomination to the Secretary of the Company. Generally, to be timely, the written notice must be received by the Secretary within the following time periods:

•
in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after such anniversary date, or (B) no annual meeting was held during the preceding year, to be timely the shareholder notice must be received no later than the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first; and

•
in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the shareholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than 90 days before such special meeting or, if later, the tenth day after the day on which public disclosure of the date of such meeting is first made.

Pinnacle Financial Partners, Inc.                                    10

In addition to timely notifying the Company of a proposed nominee, a shareholder must also provide the Company with certain information including information regarding the nominee and the shareholder proposing the nominee within the time periods outlined in the Company’s Bylaws. The foregoing is a summary of the requirements for shareholders to nominate persons for election to the Board of Directors, which requirements are set out fully in the Company’s Bylaws and the foregoing description is qualified by reference to the full text of the Bylaws. You should consult the Bylaws for more detailed information regarding the processes by which shareholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. The Board will not entertain any nominations that do not comply with these requirements.

Evaluation of Candidates

The Nominating and Corporate Governance Committee will consider all candidates nominated through the processes described above in accordance with the procedures described under the "Evaluation of Candidates" section.  The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate's qualifications and suitability, working with staff support and seeking input from the Board, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee members.  When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for Board membership as part of the preliminary assessment process.  The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.

If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee will advise the candidate of the committee's preliminary interest and, if the candidate expresses sufficient interest, with the assistance of the Company's corporate secretary's office, will arrange interviews of the candidate with one or more members of the Nominating and Corporate Governance Committee and senior management of the Company, and request such additional information from the candidate as the committee deems appropriate.  The Nominating and Corporate Governance Committee of the Company will consider the candidate's qualifications, including the individual's background, skills and abilities, whether such characteristics are consistent with the Company's Corporate Governance Guidelines and the qualifications set forth in the Nominee Procedures and whether the candidate's qualifications and characteristics fulfill the needs of the Board at that time.  The Nominating and Corporate Governance Committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for membership on the Company's Board.  On the basis of its assessment, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate's nomination for election to the Board.

Board Leadership Structure

Neither the Corporate Governance Guidelines nor any policy of the Board requires that the role of the Chairman and Chief Executive Officer be separate.  Robert A. McCabe, Jr., who is also an employee of the Company, is the Chairman of the Board and has been the Chairman of the Board since the Company's formation.  M. Terry Turner currently serves as a director and as the Company's President and Chief Executive Officer and has also held these positions since the Company's formation.  Additionally, pursuant to the Company's Corporate Governance Guidelines, the Board elects a Lead Director who shall preside over periodic meetings of all independent directors and is customarily the Chair of the Nominating and Corporate Governance Committee. The Lead Director's responsibilities include, among other things, supporting the President and Chief Executive Officer in developing the agenda for Board meetings and in serving as a conduit for information flow between management and the non-employee members of the Board. The Lead Director chairs executive sessions of the independent directors at which neither the Chairman nor the President and Chief Executive Officer are present.

The Board has six committees, which are the Executive Committee, the Audit Committee, the Community Affairs Committee, the Human Resources and Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee, all of which are discussed in more detail below.  Certain directors also serve on a Pinnacle Bank board committee, the Trust Committee, which assists the Board in monitoring certain Pinnacle Bank trust operations. There is also a Directors’ Loan Committee, which, should certain asset quality thresholds be exceeded, will assist the Board in monitoring management’s efforts to improve the soundness of Pinnacle Bank. Because the asset quality thresholds of the Company are better than the amounts required for the Directors’ Loan Committee to convene, this committee did not meet in 2018 and has not met since 2011.

The Audit Committee, the Human Resources and Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee are composed entirely of independent directors within the meaning of that term in the Nasdaq Listing Rules and the rules and regulations of the SEC.

Pinnacle Financial Partners, Inc.                                    11

The Company believes that its current leadership structure is appropriate for the Company in that it provides an efficient decision making process with proper independent oversight.  The Company's Chairman, Robert A. McCabe, Jr. is highly involved in the day to day operations of the Company.  His responsibilities include but are not limited to:

•	Serving as the lead business development officer for commercial clients and affluent consumers within the Company’s Tennessee markets.

•	Direct responsibility for the strategic direction of the various fee businesses of the Company, including wealth management, investment services, trust and insurance services.

•	Serving as chairman of the Company's asset liability management committee.

Likewise, the Company's President and Chief Executive Officer, M. Terry Turner, is chairman of the Board’s Executive Committee and is also charged with overseeing day to day operations of the Company.  His responsibilities include but are not limited to:

•	Direct responsibility for the overall strategic direction of the Company.

•	Providing leadership to the Company's various communication channels both internal and external, including media and investor relations.

•	Serving as chairman of the Company's Leadership Team and Senior Management Committee.

Messrs. McCabe and Turner each own a significant amount of Company Common Stock with Mr. McCabe beneficially owning 564,343 shares and Mr. Turner beneficially owning 458,363 shares, in each case as of February 22, 2019. Collectively, the Board of Directors and executive officers beneficially owned 2,358,706 shares of Common Stock as of February 22, 2019.

Although people actively employed by the Company provide the primary source of day to day leadership, their actions are still subject to the oversight of the independent Board members and its committees.  Pursuant to our Corporate Governance Guidelines, our independent directors are required to meet at least twice a year under the leadership of the Lead Director.  Additionally, the Executive Committee, two-thirds of the members of which currently consist of independent directors, meets twice per quarter while the Risk Committee, which is composed entirely of independent directors, meets on a quarterly basis.  Finally, over three-fourths of the Board is independent and given the independence of the members of the Audit Committee, Human Resources and Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee, the Company believes that its leadership structure encourages a strong leadership platform with an appropriate amount of independent oversight.

Risk Oversight

The Board is responsible for providing oversight of the Company's risk management processes and in doing so seeks to achieve an appropriate balance between risk and return. In its oversight role of our risk management function, the Board, acting principally, but not exclusively, through a Risk Committee of the Board, which the Board established on March 1, 2017 and which is comprised solely of independent directors, focuses on the strategies, analyses and conclusions of management relating to identifying, understanding and managing risks so as to optimize total shareholder value, while balancing prudent business and safety and soundness considerations. The Risk Committee fulfills the overarching oversight role for the risk management process, including approving risk appetite and tolerance levels, risk policies and limits, monitoring key and emerging risks, and reviewing risk assessment results. The Board and members of senior management have identified the following major categories of risk: credit risk, liquidity risk, strategic risk, reputational risk, operational risk, compliance risk, information technology risk, asset liability management risk, capital risk, financial reporting risk, HR employment practices risk and non-bank activities risk. We discuss our risk management approach in the Risk Management section of Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

In carrying out its responsibilities, the Risk Committee works closely with the Company's Chief Risk Officer and other members of the Company's senior risk management team. The Risk Committee meets at least quarterly with the Chief Risk Officer and other members of management and receives a comprehensive report on risk management, including management's assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Risk Committee periodically reports on risk management to the full Board. In addition, at least annually, the Chief Risk Officer makes a presentation on enterprise-wide risk management to the full Board.

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In addition to the Risk Committee, the other committees of the Board consider the risks within their areas of responsibility. The Human Resources and Compensation Committee considers the risks that may be implicated by our executive compensation programs, and the Audit Committee takes into account risk assessment in its review of the Company's internal and external audit programs.  For a discussion of the Human Resources and Compensation Committee's review of the Company's senior executive officer compensation plans and employee compensation plans and the risks associated with these plans, see "EXECUTIVE COMPENSATION -Compensation Risk Management" of this proxy statement.

Code of Conduct

The Company has a Code of Conduct that applies to the Company's associates and directors.  The purpose of the Code of Conduct is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Conduct; and accountability for adherence to the Code of Conduct.  Each director and associate is required to read and certify annually that he or she has read, understands and will comply with the Code of Conduct.

Under the Sarbanes-Oxley Act of 2002 and the SEC's related rules, the Company is required to disclose whether it has adopted a Code of Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.  The Company's Chief Executive Officer and senior financial officers are bound by the Company's Code of Conduct which contains provisions consistent with the SEC's description of a Code of Ethics.

A copy of the Company's Code of Conduct can be obtained by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com.  The Company intends to disclose any amendments to, or waivers from, the Code of Conduct with respect to its directors and officers that are required to be disclosed in accordance with the rules and regulations of the SEC and the Nasdaq Stock Market.  If such disclosure is made on the Company's website it will be located in the "Investor Relations" section of the Company's website at www.pnfp.com.

Social Responsibility

Since our founding in 2000, Pinnacle has been involved in supporting local nonprofits through volunteerism, financial contributions and nonprofit banking services. Since 2011, Pinnacle associates have contributed approximately 25,000 volunteer hours annually to over 500 nonprofits.  That includes the Company's participation in the annual Make a Difference Day, where teams choose projects ranging from helping a client in a difficult situation to teaming up with a local nonprofit organization to meet a specific need.

The Company has a strong track record of financial support to nonprofits and charitable causes. Pursuant to a strategic objective, one percent of pre-tax profits go to support more than 300 community investment programs. By evaluating the causes our associates put their time and energy into, we seek to align our charitable giving with that of our associates. We give to support four major causes: education; health and human services; the arts; and economic development.

The Company has an experienced group of financial advisors who specialize in the financial needs of nonprofit organizations, providing traditional loan and deposit services and also advice on investment policy and giving programs. One aspect of economic development has become our top community priority: affordable housing.

In connection with this focus, Pinnacle has:
•provided financing for more than 1,000 affordable housing units,
•serviced the mortgages on nearly 1,000 Habitat for Humanity homes at no cost to Habitat or the homeowners,
•given down payment assistance for over 300 affordable single-family homes,
•opened an Individual Development Account program to match down payment funds and

•	helped more than 100 families remain in their homes through grant funding, counseling services and assistance from the state.

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Environmental

The Company provides numerous options for both consumer and commercial clients to minimize the carbon impact of its operations. The Company also provides an on-line banking platform and remote deposit capture to enable clients to transact their routine business transactions without the need to visit a retail location, further reducing the impact on the environment.

We operate our corporate headquarters from a leased facility that has been designated as a LEED gold certified building. In addition, two of our recently constructed bank owned facilities have been designated as LEED certified. The Company considers the environmental impact of its footprint in the construction and maintenance of its facilities. Since the Company's founding in 2000, construction or remodeling projects have been planned and executed with an awareness and attention to energy conservation including items such as recyclable and recycled materials, occupancy sensing LED lighting, programmed HVAC systems, plumbing practices focused on water conservation, and high performing insulation practices such as reflective roofing materials, continuous exterior insulation, and energy efficient windows and structural design. The Company also seeks to enhance the neighborhoods in which we operate by including bicycle racks, pedestrian-friendly crosswalks, proximity to transit, and the use of native landscaping as well as constructing facilities in brownfield sites and Opportunity Zones when appropriate and available.

Communications with Members of the Board

The Company's Board has established procedures for the Company's shareholders to communicate with members of the Board.  Shareholders may communicate with any of the Company's directors, including the chairperson of any of the committees of the Board, by writing to a director c/o Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee  37201.

Board Member Attendance at Annual Meeting

The Company encourages each member of the Board to attend the Meeting.  All of the Company's current directors who served on the Board at that time attended the 2018 Annual meeting of shareholders.

PROPOSAL #1:  ELECTION OF DIRECTORS

The Company's Bylaws provide that the Board shall consist of not less than five (5) nor more than twenty-five (25) directors. The terms for all of the Company's incumbent directors expire at the Meeting.  Each of the Nominating and Corporate Governance Committee and the Board has determined that all eligible candidates, with the exception of M. Terry Turner, Robert A. McCabe, Jr., Richard D. Callicutt, II and Ronald L. Samuels, qualify as independent under the Nasdaq Listing Rules requiring that a majority of the Board meet required independence criteria.  Directors are elected until their respective successors are duly elected and qualified. Directors elected by the Board to fill board vacancies are required to stand for election by the shareholders at the next annual meeting following their election. The nomination of each of the nominees has been approved by the Nominating and Corporate Governance Committee.

Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby “FOR” the nominees as listed.  Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable or unwilling to serve, if such an event should occur, it is intended that shares represented by proxies will be voted for substitute nominee(s) as selected by the Board or, alternatively, the Board may vote to reduce the size of the Board.

All of the Company's directors also currently serve as directors of the Bank.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES.

Nominees for Election to the Board

The biographies of each of the nominees appearing below contain information regarding the person's service as a director, business experience, service currently or at any time during the last five years on the boards of other companies that are SEC registered public companies, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

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Abney S. Boxley, III (61)	Director since June 16, 2017

Since October 2018, Mr. Boxley has served as East Region President of Summit Materials, Inc., a SEC registered construction materials company. From 1988 to October 2018, Mr. Boxley served as president and chief executive officer of Boxley Materials Company, a construction materials producer. In these positions, Mr. Boxley has extensive financial management, governance, and strategic analysis experience and has been involved in numerous merger and acquisition activities. His recent experience includes service on two audit committees as well as board oversight in a broad range of business and cultural organizations. Mr. Boxley was a founding director of Valley Financial Corporation (“Valley”), a SEC registered public bank holding company, and Valley Bank, which BNC Bancorp (“BNC”) acquired in July 2015, and served as chairman of the Valley board and chairman of that board’s executive committee.

Mr. Boxley served as a director of BNC, a SEC registered public bank holding company from July 2015 until June 16, 2017, when the Company acquired BNC. Mr. Boxley has also served as a director of the following entities during the past five years: Boxley Materials Company, Graham-White Manufacturing, Carilion Clinic, Episcopal High School, Alexandria, VA, Virginia Foundation for the Arts and Sciences/Center in the Square, the Business Council, Roanoke Regional Partnership, and the Roanoke Valley Development Foundation, none of which are SEC registered public companies. Since 1994, Mr. Boxley has served on the board of directors of RGC Resources, Inc., a SEC registered public natural gas company, where he serves on the audit committee and the compensation committee, and since March 2018 has served on the board of directors of Insteel Industries, Inc., a SEC registered public steel wire manufacturing company. He received his B.A. in Economics from Washington and Lee University and his M.B.A. from the University of Virginia.

Mr. Boxley’s deep understanding of mergers and acquisitions, business development, and institutional knowledge of the financial services sector make him a valuable member of the Board. As a Virginia native and resident, he also provides the Board with important knowledge of a new geographic market for the Company.

Charles E. Brock (54)	Director since September 1, 2015

Mr. Brock is the president of Brock Partnerships, LLC, which focuses on entrepreneurial and investment initiatives in his hometown of Chattanooga. From January 2013 until September 2018, Mr. Brock served as president and chief executive officer of Launch Tennessee, a state wide initiative to harness innovation, capital and the entrepreneurial spirit to make Tennessee the best place in the Southeast to start a business. From 2009 to 2012 he was the managing partner of and currently is the board chairman and director of FourBridges Capital Advisors, a middle-market investment bank based in Chattanooga, Tennessee that serves clients throughout the Southeast. Mr. Brock has also served as the executive entrepreneur of CoLab, whose mission is to support entrepreneurs in the southeast Tennessee region. Additionally, he is a founding partner of Chattanooga Renaissance Fund, Chattanooga's first angel capital group committed to helping fund and mentor startup companies in the region. In 1998, Mr. Brock helped start Foxmark Media, growing it into one of the nation's leading mall advertising companies, operating in more than 35 markets. As the company's CEO and largest shareholder, he structured three rounds of private financing before selling the company in 2006 to Australian based EYE Corp, one of the world's leading out-of-home media companies. Prior to starting Foxmark, Mr. Brock held marketing and sales positions with Brock Candy Company and its successor, Brach and Brock Confections. Mr. Brock was an organizer and director of CapitalMark Bank & Trust in Chattanooga, which the Company acquired in July 2015. He serves on the board of the Boys & Girls Club, Outreach Haiti and as endowment chair at Good Shepherd Church. Mr. Brock earned his bachelor's degree from the University of the South, where he is a former member of the Board of Trustees. He holds a Series 7 and Series 63 license, and is also a Series 24 Registered Securities Principal. He is a director of Dixie Group, Inc., an SEC-registered company that manufactures and sells carpets and rugs.

Mr. Brock's extensive and ongoing experience with emerging growth companies, entrepreneurs, and small and medium-sized private businesses in Tennessee and the Southeast provides the Board with exceptional insight and perspective for the Company's primary market of small to medium-sized business and financially successful individuals. As a Chattanooga native and resident, he also provides the Board with important knowledge of a principal geographic market for the Company.

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Renda J. Burkhart (64)	Director since June 17, 2015

Ms. Burkhart is the founder and since 1982 has served as president of Burkhart & Company, P.C., a Knoxville-based certified public accounting firm that offers financial, accounting and tax consulting services to entrepreneurs and high net worth families. Ms. Burkhart also co-founded Concorde Technologies, Inc., which provided integration of information system technologies and software solutions in specialized commercial environments. She was that company's president through 1996. Before becoming an entrepreneur, Ms. Burkhart worked in the tax division of a large accounting firm. Ms. Burkhart has served on numerous boards of public and private foundations, non-profit organizations and closely held businesses. She currently serves on the boards of University Health Systems and the Cornerstone Foundation. Ms. Burkhart is a Certified Public Accountant and member of the American Institute of CPAs. She earned her bachelor's degree from the University of Tennessee.

Ms. Burkhart provides the Board with valuable insight into the Knoxville business and individual markets, and her accounting experience and expertise provide strong support to the Executive, Risk and Trust Committees of the Board of the Company and the Bank. She remains an active member of the community and networks nationally among businesses serving high net worth families. Through her numerous community and professional activities, she has insight into financial markets including banking, investment management, trust and risk management.

Gregory L. Burns (64)	Director since June 17, 2001

Mr. Burns is President of Gregory Burns Consulting Group, LLC. Previously he was founder, president and chief executive officer of NeighborMD Management, LLC, a developer and operator of NeighborMD Urgent Care centers, which was started in 2010 and was acquired by Urgent Care Enterprises, a joint venture between Tri-Star Health and Care Spot Express Healthcare on April 12, 2013. Prior to his retirement on February 12, 2009, Mr. Burns served as chairman of the board and chief executive officer for O'Charley's Inc., then a SEC registered public restaurant company, headquartered in Nashville, Tennessee.  Mr. Burns joined O'Charley's in 1983 as controller, and later held the positions of executive vice president, chief financial officer and president before becoming chief executive officer in February, 1994. Prior to joining O'Charley's, he served as chief financial officer for the Nashville Banner Publishing Company, a newspaper publisher, and a senior accountant for Price Waterhouse.

Mr. Burns currently serves on the Advisory Board of the University of Kentucky Gatton School of Business, the board of the Nashville Public Education Foundation where he was past chairman, and the board of The Dan and Margaret Maddox charitable fund. His other civic activities have included serving as chair and board member of the Nashville Chapter of the American Cancer Society and the Nashville Sports Council, and as a board member of the Nashville Ballet, the Music City Bowl, the Vanderbilt Ingram Cancer Center, the Nashville Area Red Cross and the Nashville Symphony.  Mr. Burns was also inducted into the University of Kentucky Gatton College of Business and Economics Alumni Hall of Fame in 2000.

Mr. Burns has extensive business experience having served as first the chief financial officer, and then the chief executive officer of O'Charleys Inc., which at that time was a SEC registered public restaurant company.  He has a broad understanding of the financial, operational and strategic issues facing public companies and his accounting and financial expertise add to his qualifications. Mr. Burns has been designated as an "audit committee financial expert" by the Board.

Richard D. Callicutt (60)	Director since June 16, 2017

Mr. Callicutt serves as Chairman of the Carolinas and Virginia of the Company and the Bank. Prior to the Company’s acquisition of BNC, Mr. Callicutt served as the president and chief executive officer of BNC. He was employed by Bank of North Carolina, BNC’s banking subsidiary, from 1991 until June 16, 2017 and BNC from its organization in 2002 until June 16, 2017. He also served as a director of BNC and Bank of North Carolina from 2003 until June 16, 2017. Mr. Callicutt currently serves on the Board of Trustees of High Point University.

Mr. Callicutt earned a B.S. degree from High Point University. Mr. Callicutt has over 30 years of banking experience. The Board believes that Mr. Callicutt’s extensive executive experience and deep institutional knowledge of all operational aspects of BNC’s business prior to its merger with the Company make him a valuable addition to the Board.

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Marty G. Dickens (72)	Director since July 5, 2016

Mr. Dickens was President of BellSouth/AT&T TN from 1999 until his retirement in October 2007, having served at the company since June 1969. Mr. Dickens is chairman of the board of trustees of Belmont University, serves on the corporate board of Genesco, a specialty retailer that is a SEC registered public company, Lee Company, and Blue Cross/Blue Shield of Tennessee, and serves as chairman of the board of Harpeth Capital, an investment banking firm. Mr. Dickens serves on the Executive Committee and is the immediate past chairman of the YMCA of Middle Tennessee and has served on the board of Vanderbilt's Blair School of Music. Mr. Dickens served as a director of Avenue Financial Holdings, Inc. ("Avenue"), a SEC registered public bank holding company, from 2006 to July 1, 2016, when the Company acquired Avenue.

Mr. Dickens currently serves as chairman of the Music City Center Authority, which was responsible for the financing, construction and now the operation of the Nashville convention center.  Mr. Dickens has also served as the past chairman of the Nashville Area Chamber of Commerce and the Nashville Convention and Visitors Bureau. In 2016, Mr. Dickens was inducted into the Junior Achievement Nashville Business Hall of Fame.

Mr. Dickens' leadership experience and extensive community contacts in the Nashville community, together with his experience as chief executive officer of a regulated utility company, make him a valuable member of the Board.

Thomas C. Farnsworth, III (52)	Director since September 1, 2015

Mr. Farnsworth has spent his entire business career at Farnsworth Investment Company and is president and owner of the firm. He was an integral part of the creation, financing and development of all Farnsworth-owned industrial parks and warehouse facilities in Memphis, Tennessee. In 2005, he oversaw the successful disposition of the entire Farnsworth real estate portfolio. Currently, Mr. Farnsworth is involved in the development of Harmony Reserve, an active retirement community in Vero Beach, FL. He earned a bachelor's degree in economics from Southern Methodist University. In addition to serving on the Board, Mr. Farnsworth serves on the board of Memphis Zoo, Inc. and became its chairman in 2017, and serves on the board of directors of the Assisi Foundation of Memphis.

Mr. Farnsworth served as a director of Magna Bank from 2004 until its merger with Pinnacle Bank on September 1, 2015.

Mr. Farnsworth’s business experience provides valuable knowledge regarding commercial real estate activities and insight into the Memphis business market.

Joseph C. Galante (69)	Director since July 5, 2016

Mr. Galante was chairman of Sony Music from January 1995, until his retirement in July 2010. He helped launch the careers of Alabama, Clint Black, Kenny Chesney, Sara Evans, Dave Matthews, Wu Tang Clan, SWV, The Judds, Lonestar, Martina McBride, K.T. Oslin, Kellie Pickler, Carrie Underwood, Keith Whitley, Chris Young and many more. His leadership bolstered the careers of such superstars as Brooks & Dunn, Alan Jackson, Miranda Lambert and Brad Paisley. Mr. Galante served as a director of Avenue from 2006 to July 1, 2016, when the Company acquired Avenue.

Mr. Galante serves on the boards of the Country Music Association, Artist Growth, Abe's Garden, Fishbowl Spirits and, since September 2018, Cumberland Pharmaceuticals Inc., a SEC registered public pharmaceutical company. He is currently a mentor in residence at the Entrepreneur Center in Nashville.

Mr. Galante's extensive experience and contacts in the music industry, and his involvement and support in the entrepreneurial development in the Nashville community, make him a valuable member of the Board.

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Glenda Baskin Glover (66)	Director since December 1, 2013

Dr. Glover is a certified public accountant and an attorney. She has served as president of Tennessee State University since January 2013. From 1994 to 2012, Dr. Glover was the Dean of the College of Business at Jackson State University in Jackson, Miss., where she led the College of Business throughout the accreditation process and spearheaded the implementation of the nation's first Ph.D. in Business at a historically black college and university.

Her other previous roles include serving as chairperson of the Department of Accounting at Howard University, chief financial officer of an engineering firm, tax manager at a major public utility company and accountant with a Big-Four CPA firm.

Dr. Glover has previously served as a corporate board member of three other SEC registered public corporations: Citigroup-Student Loan Corporation, American Learning Corporation and First Guaranty Bancshares. She served as either chair of the audit committee or as a financial expert on each board. In July 2018, Dr. Glover was appointed International President of Alpha Kappa Alpha Sorority, Incorporated.

She earned her bachelor's degree from Tennessee State University, an MBA from Clark Atlanta University and completed her doctorate in business at George Washington University. She later completed her law degree from Georgetown University.

Dr. Glover's experience as a director of other publicly held companies, including other financial institutions, her deep expertise on accounting and corporate governance matters, and her relationships with other leaders in the higher education and African American communities make her a valuable addition to the Board.

David B. Ingram (56)	Director since July 5, 2016

Mr. Ingram has served as chairman of Ingram Entertainment Inc., the nation's largest distributor of DVDs and video games, since April 1996. From April 1996 through August 2012, Mr. Ingram served as chairman and president of Ingram Entertainment Inc. Mr. Ingram also has served as chairman of DBI Beverage Inc., an operator of beverage distributorships in nine major markets in California, since he founded that company in February 2002. Mr. Ingram served as a director of Avenue from 2006 to July 1, 2016, when the Company acquired Avenue.

Prior to these roles, he served as assistant to the treasurer of Ingram Industries Inc. and as a development officer at Duke University. Mr. Ingram is currently chairman of the Montgomery Bell Academy Board of Trustees and chairman of the Vanderbilt Owen Graduate School of Management Board of Visitors.

Mr. Ingram's leadership experience and business contacts in the Nashville community make him a valuable member of the Board.

Robert A. McCabe, Jr. (68)	Director since February 28, 2000

Mr. McCabe was one of the founders of the Company and an organizer of the Bank. Mr. McCabe serves as Chairman of the Board of the Company and the Bank, positions he has held since the formation of the Company and the Bank. He began his banking career with the former Park National Bank of Knoxville, Tennessee, as an officer trainee in 1976.  From 1976 to 1984, Mr. McCabe held various positions with Park National Bank in Knoxville, including senior vice president, until the acquisition of Park National by First American National Bank in 1985. Mr. McCabe joined First American as an executive vice president of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American promoted him to president and chief operating officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named president and chief operating officer for First American's east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as president of First American's Corporate Banking division, and shortly thereafter, as president of its General Banking division. In 1994, First American appointed Mr. McCabe as a vice chairman of First American Corporation.  In March 1999, Mr. McCabe was appointed by First American to manage all banking and non-banking operations, a position he held until First American's merger with AmSouth Bancorporation in October 1999.

Pinnacle Financial Partners, Inc.                                    18

Mr. McCabe also serves as a director and chairman of Nashville Electric Service, a municipal electric distribution company, and as a director of National Health Investors of Murfreesboro, Tennessee, a SEC registered public healthcare real estate investment company, and Diversicare of Nashville, a SEC registered public healthcare company. Mr. McCabe also serves as a director of Sirrom Capital Corp, a non-SEC registered private specialty finance company that makes loans to small private businesses located in the United States and Canada. Mr. McCabe was also a director of Goldleaf Financial Solutions, Inc., a SEC registered public company that was a provider of financial products to community banks, from 2002 until its sale in 2009. He was also a director of SSC Services of Knoxville, Tennessee which was sold in 2010.

Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World President's Organization, Chief Executives Organization, served as the Chairman of the Board of Trustees of The Ensworth School and Cheekwood Botanical Gardens and Museum of Art. He is also a past chairman of the Middle Tennessee Boy Scout Council, The Nashville Symphony and the Nashville Downtown Partnership. Mr. McCabe is currently serving as chairman of the Nashville Area Chamber of Commerce.

Mr. McCabe's extensive banking and business development experience and his experience managing the day to day operations of the fee-based portion of the Company's business provide the Board with knowledge and insight into the Company's operations.  Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company's mission.

Ronald L. Samuels (72)	Director since July 5, 2016

Mr. Samuels was one of the co-founders of Avenue in 2006 and served as its chief executive officer and as a director from 2006 until the Company acquired Avenue in July 2016.  He formerly served as Group President of Middle Tennessee at Regions Bank. He has served as Vice Chairman of the Company and the Bank since July 2016.

Mr. Samuels is well known as a community leader, with a long history of board service and leadership roles, including The Tennessee Bankers Association, Country Music Association Foundation, Leadership Nashville, Partnership 2010, Music City Center Coalition, Nashville Sports Council, Music City Bowl, and Nashville Predators Foundation. He also served as chairman of the Nashville Area Chamber of Commerce from 2008 to 2010.

Mr. Samuels' extensive experience in banking and his connections within the Nashville community, make him a valuable member of the Board.

Gary L. Scott (73)	Director since November 30, 2007

Prior to our acquisition of Mid-America Bancshares, Inc. ("Mid-America") on November 30, 2007, Mr. Scott served as chief executive officer and chairman of the board of Mid-America's subsidiary, PrimeTrust Bank, from 2001 and as chief executive officer and chairman of the board of Mid-America from 2006 until November 30, 2007. Mid-America was a SEC registered public company from September 2006 until the Company acquired Mid-America. From November 30, 2007 until his retirement on October 31, 2008, Mr. Scott served as Area Chairman for the Company's operations in Dickson and Cheatham counties. After graduating from Austin Peay State University, Mr. Scott began his banking career in 1971 eventually serving as chief executive officer and chairman of Cheatham State Bank and CSB Corporation until 1998. He served several terms on the board of the Tennessee Bankers Association and on the ABA's Community Bankers Council. He is a past president of the Cheatham County Chamber of Commerce and served as a director and treasurer of Leadership Middle Tennessee from 2001 to 2012. Presently, he is in his second term on the advisory board of the School of Business at Austin Peay State University. He has attended the Tennessee School of Banking at Vanderbilt University and the Graduate School of Banking of the South at Louisiana State University and has also received the Leader of Business Excellence award from the Tennessee Bankers Association.

Mr. Scott's extensive banking experience, including having served as the chief executive officer and chairman of Mid-America, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company's market area specifically.  His familiarity with financial institution risk management and regulatory environments is also valuable to the Board.

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Thomas R. Sloan (74)	Director since June 16, 2017

Mr. Sloan is retired. Prior to the Company’s acquisition of BNC, Mr. Sloan served as chairman of the board of directors of BNC and Bank of North Carolina. Prior to his retirement, Mr. Sloan was previously employed as an internal consultant with Essilor Laboratories of America, an optical equipment and supply company, until 2003. Prior to 2003, he was the chairman of Essilor Laboratories of America. Mr. Sloan served as a director of BNC and Bank of North Carolina from 2006 until June 16, 2017, when the Company acquired BNC.

Mr. Sloan earned a B.S. and M.S. in Optics from the University of Rochester and an M.B.A. from Northeastern University. He has over 15 years of banking experience. Mr. Sloan serves on the board of trustees of the University of Rochester. In addition Mr. Sloan serves on the board of Precision Fabrics Group, Inc. and Blue Sentry, Inc., neither of which are SEC registered public companies. Mr. Sloan has served on the board of the following companies: Southern Optical Co.; Inc.; Piedmont Pharmaceuticals, Inc.; AgData, Inc.; MercuryMD, Inc.; and Bioptigen, Inc., none of which are SEC registered public companies.

Mr. Sloan’s extensive experience in working with financial institutions, together with his understanding and oversight of the Company’s financial reporting and corporate finance matters and his involvement in community activities in his home state of North Carolina make him a valuable member of the Board.

Reese L. Smith, III (71)	Director from February 28, 2000 to February 12, 2010
Director since September 28, 2013

Mr. Smith is president of Haury & Smith Contractors, Inc., a real estate development and home building firm. He is a native Tennessean, and has operated this business in the Nashville area since his graduation from the University of Tennessee at Martin in 1970. From 1996 to 1999, Mr. Smith served as a board member of First Union National Bank of Nashville, and was a founder and director of Brentwood National Bank from its inception in 1991 to 1996. Additionally, Mr. Smith serves as national director of the National Association of Home Builders, is a member of the Home Builders Association of Tennessee Hall of Fame and serves on the executive committee of the Southern League of Professional Baseball. Mr. Smith also serves on the board of Battle Ground Academy. He is an international member of Grace Chapel in Leiper's Fork, Tennessee.

Mr. Smith's connection and long standing business relationship with many of the businesses and individuals in the Nashville market and past experience as a bank director, including his previous service as a director of the Company, enable him to provide valuable insights into key aspects of the Company’s commercial construction and real estate portfolios.

G. Kennedy Thompson (68)	Director since June 16, 2017

Mr. Thompson has served as a principal of Aquiline Capital Partners LLC, a New York based financial services private equity firm, since 2009. Mr. Thompson was president and chief executive officer of Wachovia Corporation from 2000 to 2008. He worked at Wachovia and First Union for 32 years. Mr. Thompson served in numerous industry leadership positions, including chairman of The Clearing House, chairman of The Financial Services Roundtable, chairman of the Financial Services Forum, and president of the International Monetary Conference. He served on the Federal Advisory Council of the Federal Reserve Board for three years and was president in 2007. In the past five years, he has served on the board of Hewlett-Packard, a SEC registered public technology company, and Carolinas Healthcare System. He is a trustee of The Morehead-Cain Foundation. Mr. Thompson currently serves on the boards of Lending Tree, Inc. and Insteel Industries, Inc., both of which are SEC registered public companies, and Firstsun Capital Bancorp, a non-SEC registered private banking company headquartered in Denver, Colorado.

Mr. Thompson received a B.A. from the University of North Carolina at Chapel Hill and an M.B.A. from Wake Forest University. The Board believes that Mr. Thompson’s expertise in analyzing companies in the financial services industry and extensive knowledge of the Company’s industry and its competition and his involvement in community activities in his home state of North Carolina make him a valuable member of the Board.

Pinnacle Financial Partners, Inc.                                    20

M. Terry Turner (64)	Director since February 28, 2000

Mr. Turner was one of the founders of the Company and an organizer of the Bank. Mr. Turner is President and Chief Executive Officer of the Company and the Bank, positions he has held since the Company's and Bank's organization. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor's degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee in 1979 where he held various management positions. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. Mr. Turner served from January 1994 until November 1998 as President of the General Bank of First American National Bank.  From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation. Mr. Turner's banking career at First American in Nashville covered 14 years, and entailed executive level responsibilities for almost all aspects of its banking, trust, and investment operations.

During Mr. Turner's tenure in Nashville, he has served as chairman of the board of the Nashville Sports Council, chairman of the board of trustees for Brentwood Academy, advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation, member of the board of trustees of Belmont University, member of the Federal Reserve Bank of Atlanta (Nashville branch), and a member of the board of governors of the Nashville Chamber of Commerce.  Mr. Turner is an active member of the Chief Executive’s Organization and the World President's Organization. He is also a member of numerous local clubs and organizations including Leadership Nashville.

Mr. Turner's extensive banking experience and his experience managing the day to day operations of the Company's business provide the Board with knowledge and insight into the Company's operations.  Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company's mission.

Meetings and Committees of the Board

During the fiscal year ended December 31, 2018, the Company's Board held ten meetings. The Company's governance guidelines require all incumbent directors to attend at least 75% of the total number of meetings of the Company's Board and committees of the Board on which he or she serves in the year prior to their election in order for the Nominating and Corporate Governance Committee to re-nominate them to their Board seat.  All incumbent directors attended at least 75% of the total number of meetings of the Company's Board and committees of the Board on which he or she served during the time period when the director was a member of the Board in 2018.

Pinnacle Financial Partners, Inc.                                    21

In accordance with the Company's Corporate Governance Guidelines or the Bylaws, the Company's or the Bank’s Board has established the committees described below. As of March 1, 2019, the members of each committee are the same for the Company and the Bank and were as identified below:

	Audit Committee	Community Affairs Committee	Human Resources & Compensation Committee	Nominating & Corporate Governance Committee	Trust Committee	Executive Committee	Risk Committee
Abney S. Boxley, III		•		•
Charles E. Brock		(C)	•			•	•
Renda J. Burkhart					(C)	•	•
Gregory L. Burns	(C)					•	•
Richard D. Callicutt II		•				•
Marty G. Dickens				(C)		•	•
Thomas C. Farnsworth, III			•	•
Joseph Galante	•		•
Glenda Baskin Glover	•			•
David B. Ingram	•				•
Robert A. McCabe, Jr. (C)		•			•	•
Ronald L. Samuels		•			•
Gary L. Scott				•		•	(C)
Thomas R. Sloan	•				•
Reese L. Smith, III			(C)			•	•
G. Kennedy Thompson	•		•
M. Terry Turner						(C)
(C) Chairman

EXECUTIVE COMMITTEE.  Under the Company's Bylaws, the Executive Committee may exercise all authority of the Board in the intervals between Board meetings, except for certain matters.  The Executive Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link under the “Investor Relations” tab on the Company’s website at www.pnfp.com. The independent directors of the Executive Committee are responsible for recommending to the full Board the nominees for membership on the Company's Nominating and Corporate Governance Committee. The Executive Committee recommends to the Board all major policies and procedures pertaining to loan policy.  Additionally, the Executive Committee has overall responsibility for asset liability management strategy of the Company and the Bank.  The Executive Committee held nine meetings in 2018.

RISK COMMITTEE.  The Risk Committee was formed for the purpose of assisting the Board in its general oversight of the Company's risk management processes and is responsible for an integrated effort to identify, assess and manage or mitigate material risks facing the Company, including credit, liquidity, strategic, operational, compliance, reputational, capital and certain other risks. The Risk Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link under the “Investor Relations” tab on the Company’s website at www.pnfp.com. The Risk Committee's primary functions include monitoring and reviewing the Company's enterprise-wide risk management processes, strategies, policies and practices to identify emerging risks, evaluate the adequacy of the Company's risk management functions and make recommendations to the Board as the Board seeks to effectively manage risks. The Risk Committee's charter provides that the committee shall consist of no fewer than three non-management members of the Board that meet any requirements established under the Dodd-Frank Act, as amended, and the rules of the Federal Reserve Board promulgated thereunder. All members of the Risk Committee satisfy this requirement and are also independent within the Nasdaq Listing Rules and the rules and regulations of the SEC. The Risk Committee held four meetings in 2018.

Pinnacle Financial Partners, Inc.                                    22

AUDIT COMMITTEE.  The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee's responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the "Governance Documents" link under the “Investor Relations” tab on the Company's website at www.pnfp.com. The Audit Committee's charter provides that the Audit Committee shall consist of at least three members, all of whom shall be "independent."  Members of the Audit Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the Nasdaq Listing Rules and as required by the rules and regulations of the SEC, including Rule 10A-3 promulgated under the Exchange Act.  All members of the Audit Committee are independent within the Nasdaq Listing Rules as well as Rule 10A-3 promulgated under the Exchange Act.  The Audit Committee charter also provides that the members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and statement of cash flows.  The Company believes that the members of the Audit Committee meet these requirements.  Additionally, the rules and the regulations of the SEC require the Company to disclose whether it has an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.  The Company's Board has determined that Gregory L. Burns is an "audit committee financial expert" as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and that he is "independent" as defined by the rules and regulations of the SEC.  The primary functions of the Audit Committee consist of:

•	Ensuring that the affairs of the Company are subject to effective internal and external independent audits and control procedures;

•	Approving the selection of internal and external independent auditors annually;

•	Reviewing all Forms 10-K and Forms 10-Q, prior to their filing with the SEC, and reviewing the corresponding Chief Executive Officer and Chief Financial Officer certifications of these reports; and

•
Preparing an audit committee report for inclusion in the Company's proxy statement disclosing that the Committee has discussed the annual audited financial statements with management and the Company's independent registered public accountants and, based on these discussions, recommended whether such financial statements should be included in the Company's annual report filed with the SEC.

Company management, internal and external auditors, independent loan reviewers, compliance consultants and the Company's outside counsel may attend each meeting or portions thereof as required by the Audit Committee. The Audit Committee held nine meetings in 2018.

COMMUNITY AFFAIRS COMMITTEE.  The Community Affairs Committee evaluates overall community relations including public affairs and advertising. The Community Affairs Committee’s responsibilities are set forth in a written charter that has been approved by the Board. The Community Affairs Committee establishes the Bank's community development program and assesses and works to ensure compliance with the Community Reinvestment Act, fair lending laws, and the Home Mortgage Disclosure Act.  Additionally, this committee oversees the Bank's corporate contribution program.  The Community Affairs Committee held four meetings in 2018.

HUMAN RESOURCES AND COMPENSATION COMMITTEE.  The Human Resources and Compensation Committee's responsibilities are set forth in a written charter which has been approved by the Board.  A copy of this charter is available by clicking on the "Governance Documents" link under the “Investor Relations” tab on the Company's website at www.pnfp.com.

The Human Resources and Compensation Committee's Charter provides that the Human Resources and Compensation Committee shall consist of at least three members, all of whom shall be "independent" under the Nasdaq Listing Rules and the rules and regulations of the SEC.  Members of the Human Resources and Compensation Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the Nasdaq Listing Rules and as required by the rules and regulations of the SEC.  All members of the Human Resources and Compensation Committee are independent in accordance with the Human Resources and Compensation Committee Charter.

Pinnacle Financial Partners, Inc.                                    23

The Human Resources and Compensation Committee establishes or approves certain policies and procedures related to the human resources function of the Company and the Bank including employee compensation, incentive programs, the Company's 401(k) plan and employee stock incentive plans.  Additionally, this committee evaluates and establishes the compensation of the Company's executive officers, including the Chief Executive Officer and Chief Financial Officer, the compensation for which is described in the compensation discussion and analysis included in this proxy statement.  The Human Resources and Compensation Committee also reviews the compensation of the other members of the Company's Leadership Team as the Human Resources and Compensation Committee may determine, and recommends the compensation for the directors.  The Human Resources and Compensation Committee receives recommendations from the Chief Executive Officer and the Chief Human Resources Officer in connection with the determination concerning executive compensation.  The Human Resources and Compensation Committee has engaged compensation consultants for assistance in carrying out its responsibilities.  The Human Resources and Compensation Committee also approves the Company's annual compensation discussion and analysis included in this proxy statement.  The Human Resources and Compensation Committee held seven meetings in 2018.

In carrying out its duties, the Human Resources and Compensation Committee considers many factors, including the ongoing performance of the Company, advice received from third party consultants and results of shareholder votes on "Say on Pay" and other similar votes.

In October 2017, the Human Resources and Compensation Committee selected McLagan Partners Inc. ("McLagan") as the Company's consultant for executive and director compensation matters for the fiscal year ended December 31, 2018. The McLagan consultant who performed these services reported directly to the Human Resources and Compensation Committee chair. The Human Resources and Compensation Committee has established procedures that it considers adequate to ensure that McLagan's advice to the Human Resources and Compensation Committee remains objective and is not influenced by the Company's management. These procedures include:

•	a direct reporting relationship of the McLagan consultant to the Human Resources and Compensation Committee;

•	provisions in the Human Resources and Compensation Committee's engagement letter with McLagan specifying the information, data, and recommendations that can and cannot be shared with management;

•
an annual update to the Human Resources and Compensation Committee on McLagan's financial relationship with the Company, including a summary of the work performed for the Human Resources and Compensation Committee during the preceding 12 months; and

•
written assurances from McLagan that, within the McLagan organization, the McLagan consultant who performs services for the Human Resources and Compensation Committee has a reporting relationship and compensation determined separately from any other McLagan line of business.

McLagan also assists the Human Resources and Compensation Committee in recommending compensation for the non-employee directors of the Board.

The agenda for meetings of the Human Resources and Compensation Committee is determined by its chairman with the assistance of the Company's Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer.  Human Resources and Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. At certain meetings in 2018, the Human Resources and Compensation Committee met in executive sessions and the Company's Chief Executive Officer was not present when it deliberated and voted on the compensation of the Company's Chief Executive Officer. The Human Resources and Compensation Committee's Chairman reports the committee's recommendations on executive compensation to the Board. Independent advisors and the Company's human resources department support the Human Resources and Compensation Committee in its duties and, along with the Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources and Compensation Committee has authority under the Human Resources and Compensation Committee Charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Human Resources and Compensation Committee reviews, among other things, the total fees paid to advisors and outside compensation consultants by the Company, the nature of any other services provided by the advisors and compensation consultant, any business or personal relationships between the Company and the advisors and compensation consultant, and any stock of the Company owned by the advisors and consultant to ensure that the advisors and consultant maintain their objectivity and independence when rendering advice to the committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE:  The Nominating and Corporate Governance Committee's responsibilities are set forth in a written charter which has been approved by the Board.  A copy of this charter is available by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com.

Pinnacle Financial Partners, Inc.                                    24

The Nominating and Corporate Governance Committee's Charter provides that the Nominating and Corporate Governance Committee shall consist of at least three members, all of whom shall be "independent" within the meaning of the Nasdaq Listing Rules and the rules and regulations of the SEC. Members of the Nominating and Corporate Governance Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the Nasdaq Listing Rules.  All members of the Nominating and Corporate Governance Committee are independent in accordance with the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is also responsible for recommending individuals to the Board for nomination to fill expired or otherwise vacant seats on the Board.  As discussed above, the Nominating and Corporate Governance Committee and the Board have established the Nominee Procedures the committee shall follow in evaluating director candidates, including candidates submitted by the Company's shareholders.  The Nominating and Corporate Governance Committee recommends nominees to the Board for approval and election for inclusion in the proxy statement.  The Nominating and Corporate Governance Committee held five meetings in 2018.

TRUST COMMITTEE.  The Trust Committee oversees all fiduciary functions of Pinnacle Bank's trust department. The Trust Committee’s responsibilities are set forth in a written charter that has been approved by the Bank’s board of directors. The Trust Committee reviews the Bank's Trust policies and procedures annually and approves changes to the business model for the Trust Department.  The Trust Committee also approves the establishment of significant relationships with third-party providers.  The Trust Committee held four committee meetings in 2018.

Director Compensation

It is the role of the Human Resources and Compensation Committee, on behalf of the Board, to review and recommend to the Board the compensation of the Company’s directors. In performing this role the Human Resources and Compensation Committee regularly meets with and receives reports and information (including peer data) from McLagan, its independent compensation consultant. The Board and the Human Resources and Compensation Committee believe that director compensation should attract and retain qualified directors and compensate them for the significant time commitment and substantial contributions they are expected to make in their capacities as directors and that the compensation should align the directors’ interests with the long-term interests of the Company’s shareholders. The compensation program for the Company’s directors is a combination of cash and equity.

Directors of the Company who are employees of the Company and/or the Bank receive no additional compensation for being a director of the Company or the Bank or for serving on a committee of the Board. Additionally, directors do not receive separate compensation for serving on the Bank's Board.

In January 2018, the Human Resources and Compensation Committee reviewed a report prepared by McLagan comparing the Company’s average director compensation for 2017 (excluding the chairman of the Board, the Board’s Lead Director and all directors that are also employees) to the average director compensation program for 2016 for each of the publicly-held financial institutions that formed the Company’s peer group used for purposes of analyzing the Company’s Named Executive Officers’ compensation for fiscal 2018, as discussed in the proxy statement for the annual meeting of the Company’s shareholders held in 2018. The information in this report reflected that the Company’s average director’s cash compensation and total compensation were each below the 50th percentile of the peer group while the equity component of the average director’s compensation was near the 70th percentile of the peer group. In light of this report, the Human Resources and Compensation Committee recommended to the Board, and the Board at its January 2018 meeting approved, an increase in the total compensation to be paid to the Company’s non-employee directors in an effort to set average director compensation for the Company’s non-employee directors near the 75th percentile of the peer group. Though the average non-employee director's equity compensation was near the 70th percentile of the peer group prior to the changes approved in January 2018, the Board nonetheless determined to allocate all of the increase in non-employee director compensation to the equity component of the Company’s director compensation program as the Board believes that equity-based compensation for its non-employee directors most closely aligns the non-employee directors’ compensation with the long-term interests of the Company’s shareholders.

Pinnacle Financial Partners, Inc.                                    25

In October 2018, the Human Resources and Compensation Committee reviewed a similar report prepared by McLagan with respect to the Company’s directors’ average compensation for 2018 (applying the same methodology utilized in the January 2018 study) compared to the average director compensation program for 2017 for each of the publicly-held financial institutions that form the Company’s peer group used for purposes of analyzing the Company’s Named Executive Officers’ compensation for fiscal 2019, as discussed below in “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - 2019 Executive Compensation”. This report reflected that the Company’s average director’s total compensation was near the 75th percentile of the peer group with the cash component approximating the 60th percentile while the equity-based component was near the 86th percentile. After taking into account the information contained in this report, the Human Resources and Compensation Committee determined that it was appropriate to recommend to the Board the same compensation structure and amounts for the non-employee directors in 2019 as had been in place in 2018, with the exception of a change to the Lead Director’s compensation.

In 2018, and years prior to that, the Company did not provide additional compensation to the Lead Director for his service as such. After reviewing the October 2018 report prepared by McLagan, which reflected that 15 of the 16 peer companies with lead directors paid their lead directors additional compensation for serving in that capacity, the Human Resources and Compensation Committee approved, and recommended to the Board, an additional annual cash payment beginning in 2019 of $25,000 for the Lead Director in recognition of the additional responsibilities of the Lead Director. The amount of this additional fee was determined based on the Human Resources and Compensation Committee’s determination to target total compensation for the Lead Director near the 75th percentile of compensation paid to lead directors within the peer group.

In January 2019, acting upon the recommendation of the Human Resources and Compensation Committee, the Board approved the compensation amounts set out below for the Company’s non-employee directors for the period beginning March 1, 2019 and ending February 29, 2020. The following table outlines the director compensation schedules in effect during the twelve months ended February 28, 2019, and expected director compensation for the twelve months ending February 29, 2020:

	March 1, 2018 to February 28, 2019	March 1, 2019 to February 29, 2020
Retainer fees:
Restricted shares(1)	$75,000	$75,000
Cash(2)	30,000	30,000
Lead Director Cash	N/A	25,000
Annual committee chair retainers(2):
Audit	15,000	15,000
Human Resources and Compensation	10,000	10,000
Nominating and Corporate Governance	10,000	10,000
Risk	10,000	10,000
Trust	6,250	6,250
Community Affairs	6,250	6,250
Per meeting attendance fees:
Board meeting	1,750	1,750
Committee meeting	1,500	1,500

(1)
Restricted shares awarded on March 1st of each respective year with restrictions lapsing as of the end of February of the following year. The number of restricted shares issued is equal to the dollar amount reflected in the table divided by the closing price of the Company's common stock on the grant date.

(2)	Cash fees and retainers are paid in quarterly installments.

Pinnacle Financial Partners, Inc.                                    26

The following table sets forth the compensation of the Company's current and former directors for services rendered for the period from March 1, 2018 through February 28, 2019:

Name	Fees Earned or Paid in Cash	Stock Awards - Grant Date Fair Value(2)	Total
Abney S. Boxley, III	$54,500	$75,000	$129,500
Charles E. Brock (3)	$74,382	$75,000	$149,382
Renda J. Burkhart	$72,944	$75,000	$147,944
Gregory L. Burns	$89,194	$75,000	$164,194
Richard D. Callicutt II(1)	$—	$—	$—
Marty G. Dickens	$76,694	$75,000	$151,694
Thomas C. Farnsworth, III	$57,694	$75,000	$132,694
Joseph Galante	$60,194	$75,000	$135,194
Glenda Baskin Glover	$63,694	$75,000	$138,694
David B. Ingram	$62,194	$75,000	$137,194
Robert A. McCabe, Jr.(1)	$—	$—	$—
Ronald L. Samuels(1)	$—	$—	$—
Gary L. Scott	$78,194	$75,000	$153,194
Thomas R. Sloan	$62,194	$75,000	$137,194
Reese L. Smith, III	$78,194	$75,000	$153,194
G. Kennedy Thompson	$62,194	$75,000	$137,194
M. Terry Turner(1)	$—	$—	$—

(1)	Messrs. Callicutt, McCabe, Samuels and Turner were employees of the Company and, thus did not receive any compensation for serving as a director in 2018.

(2)
All non-employee directors were awarded restricted share awards.  The amounts in the column captioned "Stock Awards" reflects the grant date fair value.  For a description of the assumptions used by the Company in valuing these awards please see "Note 14.  Stock Options, Stock Appreciation Rights, and Restricted Shares" of the notes to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 28, 2019.  The restrictions on these shares lapsed on February 28, 2019 as the recipient satisfied the vesting conditions that required the director to attend at least 75% of their assigned Board and committee meetings between the respective grant date and vesting date of February 28, 2019.

(3)
At February 28, 2019, Mr. Brock held options to acquire 12,333 shares of Common Stock (which options were originally granted by CapitalMark and converted to stock options to acquire Common Stock in connection with the Company’s acquisition of CapitalMark).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES

* * * * *

PROPOSAL #2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company's Board, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Crowe LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019. The firm of Crowe LLP has served as the Company's auditors since February 29, 2016. A representative of the firm is expected to be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid Crowe LLP for the 2017 and 2018 fiscal years, see "Independent Registered Public Accounting Firm" below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
* * * * *

Pinnacle Financial Partners, Inc.                                    27

PROPOSAL #3: ADVISORY VOTE ON COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

The Company believes that the compensation for the Named Executive Officers, as described in the compensation discussion and analysis below, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of the Company's shareholders.  The Company believes that its culture focuses executives on prudent risk management and appropriately rewards them for performance.

The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue and that the extensive disclosure of compensation information provided in this proxy statement provides the Company's shareholders the information they need to make an informed decision as they weigh the pay of the Named Executive Officers in relation to the Company's performance.  In the proxy statement for the 2018 annual meeting of shareholders, a similar advisory vote was requested by the Company.  The results for last year's vote were as follows:

	2018 Vote Count	Percent
For	55,387,426	95.7%
Against	1,138,588	2.0%
Abstain	1,345,816	2.3%
	57,871,830	100.0%

The 2019 "Say-on-Pay" proposal gives you as a shareholder another opportunity to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:

"RESOLVED, that the shareholders of Pinnacle Financial Partners, Inc. approve the compensation of the named executive officers of Pinnacle Financial Partners, Inc. set forth in the Summary Compensation Table of this proxy statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of such executive officers (together with the accompanying narrative disclosure) contained in this proxy statement."

Because your vote is advisory, it will not be binding upon the Board. However, the Human Resources and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements for the Company's Named Executive Officers. The Board has adopted a policy of providing for an annual advisory votes from shareholders on executive compensation. The next such vote will occur at the 2020 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.

* * * * *

Pinnacle Financial Partners, Inc.                                    28

EXECUTIVE OFFICERS

The following table shows the name, age, term of service and position of each executive officer of the Company as of the date hereof:

Name	Age	Officer Since	Position with Company
M. Terry Turner	64	2000	President and Chief Executive
Robert A. McCabe, Jr.	68	2000	Chairman of the Board
Richard D. Callicutt, II	59	2017	Chairman of the Carolinas and Virginia
Ronald L. Samuels	72	2016	Vice Chairman of the Board
Hugh M. Queener	63	2000	Chief Administrative Officer
Harold R. Carpenter, Jr.	59	2000	Chief Financial Officer
J. Harvey White	69	2009	Chief Credit Officer

M. Terry Turner has served as President and Chief Executive Officer of the Company since its organization.  Mr. Turner was employed by First American Corporation serving in various capacities from 1979 to 1999 including serving as President of the Retail Bank of First American National Bank and President of the Investment Services Group of First American Corporation.

Robert A. McCabe, Jr. has served as the Chairman of the Company since its organization and as Chairman of Tennessee since June 16, 2017.  Mr. McCabe was employed by First American National Bank serving in various capacities from 1976 to 1999, including being appointed vice chairman of First American Corporation from 1994 to 1999.

Richard D. Callicutt, II, has served as Chairman of the Carolinas and Virginia since June 16, 2017. Prior to the Company's acquisition of BNC, Mr. Callicutt served as the president and chief executive officer of BNC. He was employed by Bank of North Carolina from 1991 until June 16, 2017 and BNC from its organization in 2002 until June 16, 2017.

Ronald L. Samuels has served as the Vice Chairman of the Company since July 1, 2016 upon the merger of Avenue into the Company.  Mr. Samuels was a co-founder of Avenue since 2006.  He formerly served as Group President of Middle Tennessee at Regions Bank.

Hugh M. Queener has served as the Executive Vice President and Chief Administrative Officer of the Company since its organization.  Mr. Queener was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1987 to 1999.  Prior to his employment at First American, Mr. Queener was employed with the Kirchman Corporation from 1986 to 1987 and served as senior vice president for client service, installations and software development and support.

Harold R. Carpenter has served as Executive Vice President and Chief Financial Officer of the Company since its organization.  Mr. Carpenter was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1994 to 1999.  Mr. Carpenter is a member of the American Institute of Certified Public Accountants, and was employed by the national accounting firm, KPMG LLP, from 1982 to 1994.

J. Harvey White joined the Company on June 15, 2009, and became the Company's Chief Credit Officer on September 1, 2009.  Mr. White was employed by Regions Financial Corporation and its predecessor companies beginning in 1981.  Mr. White was employed by Regions in a variety of roles and served as senior credit officer for Region's East Tennessee operations from 1999 to 2006. Mr. White was ultimately promoted to regional senior credit officer with additional oversight responsibilities for Regions' North Carolina and Virginia operations, a position he held from 2006 to April 2009.

Pinnacle Financial Partners, Inc.                                    29

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Program

General. The Human Resources and Compensation Committee of the Company's Board of Directors (the "Human Resources and Compensation Committee") seeks to ensure market competitive compensation for directors and the Company's executive officers, including those officers identified in the Summary Compensation Table on page 47 of this proxy statement ("Named Executive Officers" or "NEOs").  The Human Resources and Compensation Committee believes that executive compensation, in particular, should be primarily performance-based in order to sufficiently link executive pay with shareholder value creation over the long-term.  Since its inception, the Company has adhered to the belief that shareholder value is enhanced over the long-term based on consistent and sound growth in operating results.  The Company aligns this belief with a compensation structure adhering to the following principles:

•	A simplified, market-based approach to setting compensation for not only the absolute level of NEO compensation but also for the setting of targets for performance-based incentives;

•	Asset quality thresholds must be met prior to any cash or equity award being paid or vested;

•
"Win together, lose together" incentive structure such that cash incentive compensation of all participants (including our NEOs) is based on achievement of corporate-wide results, rather than individual or business unit results, and is awarded based on performance against select corporate financial metrics typically tied to asset quality, earnings per share growth and revenue growth goals; and

•
Equity compensation for our NEOs is 100% performance-based and earned over a multi-year performance and service period with performance metrics tied to achievement of a core Return on Average Tangible Assets ("ROATA").

Compensation Philosophy. The Human Resources and Compensation Committee’s compensation philosophy, and the compensation program that the Human Resources and Compensation Committee has designed to implement its philosophy, is best characterized as one that pays our employees, including our Named Executive Officers, based on performance. In designing the compensation program, the Human Resources and Compensation Committee has historically sought to weigh the executives’ compensation more heavily toward performance-based compensation, including both short-term cash incentives and longer-term performance-based equity awards with multi-year performance targets. The Human Resources and Compensation Committee’s objectives with our compensation program have been to design a program that:

•attracts and retains high-performing executives;

•
makes a significant portion of our executives’ compensation at-risk rather than guaranteed, with a significant percentage of our executives' compensation awarded in the form of equity-based awards to better align their pay with the interests of our shareholders;

•motivates and rewards executives when both short-term and long-term performance goals are attained;
•encourages revenue and earnings per share growth but not at the expense of maintaining excellent asset quality; and

•	discourages excessive risk taking by focusing on both short-term results and longer-term performance, coupled with payouts subject to soundness thresholds.

Emphasis on Performance-Based Compensation. Because we believe in aligning executive compensation with the Company's performance, significantly more than 50% of an NEO’s pay is typically provided in the form of at-risk, performance-based compensation. In addition, both the annual cash and long-term equity-based incentive plans have minimum threshold performance levels, which, if not achieved, result in no performance-based incentive compensation for the NEOs. The following charts show the mix of our CEO's 2018 target total compensation package compared to the average mix of total compensation package for CEOs in the peer group.

Pinnacle Financial Partners, Inc.                                    30

Pinnacle CEO
Other
3%
Salary
23%
Performance-
Vested Equity
51%
Bonus
23%
Total
74%
Peer CEOs
Time-Vested
Equity
16%
Other
8%
Salary
25%
Performance-
Vested Equity
27%
Bonus
24%
Total
51%
Performance-based compensation
(% of total at target)

Source: McLagan, a business unit of Aon, plc

Approximately 74% of our CEO's total compensation at target was performance-based and fully at-risk, while about 51% was performance-based for peer CEOs, on average. When comparing the CEO's performance-based compensation as a percentage of total compensation to that of peer CEOs, the compensation structure at the Company is more heavily weighted towards performance-based compensation and is fully at-risk as compared to peers.

Market Alignment of Goals. In 2017, with the assistance of McLagan, the Human Resources and Compensation Committee determined that a group of 24 publicly-held financial institutions from throughout the United States would form the Company's peer group for fiscal 2018. As part of the annual goal setting process for fiscal 2018, the Company considered the anticipated performance of the peer group based on analysts' estimates and required performance within certain performance metrics at levels the Human Resources and Compensation Committee believed would equal or exceed the top quartile of the peer group. In February 2018, the Human Resources and Compensation Committee reviewed an analysis of the Company's diluted EPS goal for 2018 compared to published analysts' EPS expectations for each of our peers in 2018. Based on budgeted 2018 diluted EPS growth excluding merger-related expenses and gains or losses on sales of securities, our budgeted 2018 diluted EPS growth for our annual incentive plan (AIP) excluding merger-related expenses and gains or losses on sales of securities and the impact of the 2017 revaluation of the Company's deferred tax assets as a result of the enactment of the Tax Cuts and Jobs Act (Tax Act) in December 2017 of 33.1% placed us at the 5th highest of the 24 member peer group based on the anticipated results for 2018 of the peer group constituents. Taking into consideration this data, the Human Resources and Compensation Committee established the amounts of diluted EPS, and corresponding revenue needed to approximate such diluted EPS amounts, necessary to achieve payouts under the AIP for target and maximum performance.

Importance of Earnings Growth while Maintaining Profitability. For several years, asset quality thresholds have been used to determine whether participants are eligible for any award pursuant to the AIP. If the asset quality threshold is met, then diluted EPS has been used to determine 80% of the total AIP awards while revenues have been used to determine 20% of the AIP awards. The allocation of 80% to an earnings metric and 20% to total revenues has not changed materially since the Company’s founding. Since 2015, the Company began using ROATA targets as the basis for performance-based vesting equity awards under the Company’s long-term equity-based incentive (LTI) plan, resulting in an equity program that is 100% performance-based. The continued use of both diluted EPS and ROATA in 2018 provides balance in the short-and long-term plans and maintains a strong link between performance and profitability which, collectively, the Company believes will drive continued shareholder value creation.

Pinnacle Financial Partners, Inc.                                    31

Win together, lose together. The Company believes that the NEOs and all other associates, other than those compensated via a commissioned-based sales plan, should participate in the same annual cash incentive plan with the same Company-wide goals. The Company believes this creates a "win together, lose together" culture. Furthermore, all associates at the Company, including commission-based sales associates, receive an equity award annually. Equity awards for non-Leadership Team associates are time-vested. For the NEOs as well as generally other members of the Company's Leadership Team, equity awards are 100% performance-vested. In order to keep a strong linkage with associates and because the Company believes that a unified commitment to increasing earnings per share drives shareholder value creation, the Human Resources and Compensation Committee utilized ROATA goals for the performance units granted in 2018 to NEOs and other Leadership Team members while using diluted EPS as the more heavily-weighted performance measure in the 2018 AIP for all associates.

Executive Compensation - 2018 Base Salary and Incentive Determination

Consistent with recent years, the Human Resources and Compensation Committee began the 2018 executive compensation setting process in the 4th quarter of 2017 and finalized the 2018 executive compensation in the first quarter of 2018. As a result, 2017 performance influenced the Human Resources and Compensation Committee in their executive compensation decisions for 2018. GAAP diluted EPS of $2.70 for 2017 was down 7.2% when compared to the $2.91 of GAAP diluted EPS the Company reported in 2016. The estimated impact of the Tax Act also influenced the Human Resources and Compensation Committee when setting NEO compensation for 2018. Adjusting for the impacts of the Tax Act, which negatively impacted the Company's diluted EPS by $0.49 per share in 2017 due to charges associated with the revaluation of the Company's deferred tax assets, the Company's diluted EPS increased 9.6% from 2016 to 2017. When adjusted for the charges associated with the Tax Act in 2017 as well as merger-related expenses and gains and losses on sales of securities in both periods, the continued strong operating performance of the Company reflected in these results contributed to the Human Resources and Compensation Committee's belief that the compensation system did not require significant changes in 2018.

Base Salaries. Our NEOs’ base salaries (other than the base salary for Mr. Callicutt) increased between 10% and 15% in 2018 as shown in the table below. Base salaries are designed to recognize and reward the skill, competency, experience and performance an executive brings to the position. Changes in salary result primarily form a comparison against peers, individual and Company performance, internal equity considerations, value to the organization, promotions and the executive's specific responsibilities compared to market. The Human Resources and Compensation Committee reviews salaries for our NEOs annually. These increases reflected the Human Resources and Compensation Committee’s acknowledgment of the Company's significant growth in asset size as a result of the BNC acquisition and a desire to ensure competitive base pay amounts while factoring the considerations previously noted.

	2017 Base Salary	2018 Base Salary	% Increase
Turner	$908,000	$1,000,000	10%
McCabe	$862,000	$950,000	10%
Callicutt	$341,250(1)	$661,500	5%
Queener	$450,000	$518,000	15%
Carpenter	$450,000	$518,000	15%
(1) Mr. Callicutt's employment with the Company began on June 16, 2017. The amount above paid in 2017 reflects the prorated portion of his annual base salary of $630,000.

The Human Resources and Compensation Committee approved a 5% increase to Mr. Callicutt’s base salary of $630,000 that had been established and approved by the Company’s board of directors in connection with the negotiation of Mr. Callicutt’s employment agreement at the time the Company entered into the merger agreement with BNC. As described in more detail below, the Human Resources and Compensation Committee anticipated that a more comprehensive review of Mr. Callicutt’s compensation would occur in connection with the process of setting his compensation for 2019.

Pinnacle Financial Partners, Inc.                                    32

Annual Cash Incentive Plan (AIP). In 2018, the NEOs participated in the same AIP as all of the Company's other associates that are not compensated on a commission-based system. Pursuant to the terms of the 2018 AIP adopted by the Human Resources and Compensation Committee potential bonus payouts were as follows:

	Potential Cash Bonus Award as a % of Base Salary(1)
	Threshold (minimum)	Target	Maximum
Turner	0%	100%	125%
McCabe	0%	100%	125%
Callicutt	0%	75%	93.75%
Queener	0%	75%	93.75%
Carpenter	0%	75%	93.75%

(1)
For 2018, the potential cash bonus threshold, target and maximum awards expressed as a percentage of base salary were the same as 2017 for the NEOs other than Mr. Callicutt, who, like each of the BNC associates that the Company added as a result of the BNC merger, did not participate in the 2017 AIP.

When setting the percentage payout amounts for the NEOs in 2018 at target level performance, the Human Resources and Compensation Committee sought to pay amounts that, when combined with the NEOs’ base salary, would approximate the median level of cash compensation for comparably positioned senior officers within the peer group. Target awards for 2018 were contingent on the Company achieving a classified assets ratio (the sum of Pinnacle Bank’s nonperforming assets and potential problem loans divided by the sum of its Tier 1 Capital Ratio and allowance for loan losses) of less than 35% as of December 31, 2018. Should the classified asset ratio threshold be met, the potential cash bonus was based 80% on corporate diluted EPS growth and 20% on corporate revenue growth. In order for the target award payout to be achieved for 2018, year-over-year diluted EPS growth of approximately 28.9% would be required while maximum payout for EPS performance required an increase of approximately 33.1%, in each case excluding merger-related expenses and gains or losses on sales of investment securities in each period and, in 2017, the impact of the revaluation of the Company's deferred tax assets as a result of the Tax Act. Additionally, and after applying the same adjustments as those applied to EPS that impact revenue in each period, year-over-year revenue growth of approximately 33.5% for target payout was required while revenue growth of approximately 37.8% was necessary for payouts at the maximum level.

For the year ended December 31, 2018, the Company achieved the classified asset ratio hurdle required by the 2018 AIP, and after application of adjustments for the matters described above deemed necessary by the Human Resources and Compensation Committee for the results of both periods to be comparable and indicative of the core earnings per share and revenue growth for the Company, the Human Resources and Compensation Committee concluded that the Company's results qualified for a payout at the 80% tier for diluted EPS (target award) and at the 20% tier for revenues (target award) for 2018 which resulted in the NEOs earning a payout of 100% of their AIP target level opportunity. For more information regarding the 2018 AIP see "2018 Performance Plan Goals and Results" below.

2018 Long Term Incentive (LTI) Equity Grant. For 2018, the equity incentive component of our NEOs (other than Mr. Callicutt, who did not receive performance units in 2018), total compensation was 100% performance-based in the form of performance vested restricted stock units ("performance units"). Consistent with 2017, the Company utilized an award design based on ROATA and a performance period comprised of three consecutive annual performance periods. The grants in 2018 consisted of three equal tranches with settlement in shares of Common Stock, if earned, based on 2018, 2019 and 2020 ROATA performance metrics established at the time of grant, and a one-year service vesting period following each annual performance period, as well as the achievement of a soundness threshold tied to Pinnacle Bank’s NPA ratio as of December 31, 2022. Absent the NEO's death, disability, or a change of control of the Company, no shares of Common Stock are issued in settlement of the performance units until 5 years from grant.

Pinnacle Financial Partners, Inc.                                    33

The following provides a visual representation of the various performance periods, service periods and holding periods for the performance units issued in 2018:
Performance Criteria

Each of the NEOs, with the exception of Mr. Callicutt, was a participant in the Company’s performance unit LTI program for 2018 and could earn the following aggregate amounts for the three-year performance period at threshold, target and maximum level payout:

	3-Year Aggregate Award Eligibility by Performance Level
	Threshold	Target	Maximum(1)
Value of Award (based on grant date value)
Turner	—	$2,505,000	$3,758,000
McCabe	—	$2,375,000	$3,563,000
Callicutt (2)	—	—	—
Queener	—	$500,000	$750,000
Carpenter	—	$525,000	$788,000
Number of Performance Units
Turner	—	38,747	58,129
McCabe	—	36,736	55,113
Callicutt (2)	—	—	—
Queener	—	7,734	11,601
Carpenter	—	8,120	12,189

(1)
Amount reflected represents the amount payable should performance equal the highest level of ROATA for the applicable tier. Actual ROATA results within the defined range resulted in interpolation of the payout within each tier.

(2)
Mr. Callicutt received a time-based restricted share award of 3,500 shares in 2018 pursuant to an existing incentive plan of Bank of North Carolina that carried over following the closing of the Company's acquisition of BNC. This award vests annually in pro rata increments over a three-year period.

In setting the targeted dollar value of the performance units awarded to each of the NEOs other than Mr. Callicutt, the Human Resources and Compensation Committee used competitive market data from our annual total compensation study. In addition, the Human Resources and Compensation Committee considered the level of Company performance required to earn the awards, individual performance, potential future contributions to the Company's business, internal equity and, in certain cases, management's recommendations.

The larger percentage increases in the dollar value of the performance units awarded to each of Messrs. Turner and McCabe over those amounts awarded in 2017 when compared to the percentage increases between 2016 and 2017 were the result of the significant increase in the size of the Company as a result of the BNC merger resulting in a larger percentage of each executive’s compensation being performance-based than was the case in 2017. The dollar value of the performance units awards for each of Messrs. Queener and Carpenter were slightly lower than in 2017 after giving effect to the adjustment to account for those executive’s personal use of the Company’s corporate aircraft, which, like in the case of Messrs. Turner and

Pinnacle Financial Partners, Inc.                                    34

McCabe, reduced the amount of the performance units awarded to each of the NEOs that received performance units in 2018, as described in more detail elsewhere in this proxy statement.

In connection with the grant of the performance units in the first quarter of 2018, the Human Resources and Compensation Committee established ROATA performance targets for each of the years in the three-year future performance period. The ROATA performance targets required for 2018, 2019 and 2020 were established to correlate with our goal to achieve annual increases in operating earnings and diluted EPS. The Human Resources and Compensation Committee established the performance targets for each of the three performance periods based on the Company's 2018 financial plan (budget) which was approved by the Board of Directors in January 2018 after taking into account the estimated impacts on the Company's results of the Tax Act.

2018 Performance Plan Goals and Results

2018 Annual Cash Incentive Plan. The table below shows the goals used for the 2018 AIP along with the Company’s 2018 results, as adjusted, when measured against these targets. The payment of any awards under the 2018 AIP was conditioned on Pinnacle Bank's classified asset ratio being less than 35% as of December 31, 2018. For the 2018 AIP, meaningful growth in diluted EPS and revenue was required for payment of cash incentives at or above target payouts. Awards are not interpolated for performance within the threshold, target, and the maximum levels.

	Classified Asset Ratio	FD EPS	FD EPS award payout as percent of target	Total Revenues (millions)	Total Revenues award payout as percent of target
Threshold	< 35%	<$4.00	0%	< $850.0	0%
- Tier 2		>$4.00 to $4.25	25%	>$850.0 to $900.0	10%
- Tier 3		>$4.25 to $4.60	60%	>$900.0 to $930.0	15%
Target		>$4.60 to $4.75	80%	>$930.0 to $960.0	20%
Max level target		>$4.75	100%	>$960.0	25%
2018 Results (1)	12.4%	$4.74	80%	$939.5	20%
2017 Results (1)	12.9%	$3.53	80%	$515.7	15%

(1)
The Human Resources and Compensation Committee determined that the Company's GAAP results for the years ended December 31, 2018 and 2017 were impacted by many significant events that were not considered indicative of the core operating performance of the Company or were not directly linked to the performance of the participant group as a whole and thus should be excluded from the determination of the achievement of the performance targets for the AIP.  These adjustments were approved by the Human Resources and Compensation Committee and were consistent with the terms of the AIP.  No adjustments were made to the classified assets ratio. A summary of the adjustments to diluted EPS and total revenues for 2018 and 2017 are detailed below:

	Diluted Earnings Per Share	Total Revenues (millions)
Company 2018 GAAP results, as reported	$4.64	$937.20
Adjustments to reported amounts (after-tax impact on diluted EPS) (a):
Loss on sale of investment securities	$0.08	$2.25
Merger-related expenses	$0.02	$—
Company 2018 results, after adjustments utilized for determining AIP payouts	$4.74	$939.45

Company 2017 GAAP results, as reported	$2.70	$688.20
Adjustments to reported amounts (net, after-tax impact on diluted EPS) (a):
Loss on sale of investment securities	$0.08	$8.30
Merger-related expenses	$0.30	$—
Revaluation of deferred tax assets	$0.49	$—
BNC impact, inclusive of January 2017 common stock issuance(b)	$(0.04)	$(180.70)
Company 2017 results, after adjustments utilized for determining AIP payouts	$3.53	$515.70

Pinnacle Financial Partners, Inc.                                    35

(a)	Adjustments are reflective of the blended statutory Federal and state tax rates of 26.14% for 2018 and 39.23% for 2017, respectively.

(b)
In January 2017, the Company announced the proposed merger with BNC in North Carolina. The Company, in order to minimize associate disruption related to the merger, determined that all participants in the various BNC incentive plans then in place as of the closing, including Mr. Callicutt, would continue to participate in those plans for calendar year 2017 and would not be eligible for participation in the Company’s AIP until 2018 and in the Company's recurring annual equity award program until 2019 in light of the equity grants they received in 2017 following the closing of the merger. This has been a consistent treatment by the Company in prior mergers. As a result, no former BNC associate or those associates assigned to the former BNC units after the June 16, 2017 closing date of the merger participated in the AIP in 2017. All retained BNC associates not compensated on a commission-based structure did participate in the Company’s AIP in 2018 and in the Company's recurring annual equity award program beginning on January 1, 2019. All of the equity awards granted to the former BNC associates in 2017 were time-based and granted in a consistent manner as awards the Company traditionally grants to non-leadership associates. Additionally, in January 2017, the Company issued 3.22 million shares of Common Stock in connection with the consummation of the BNC transaction. The above adjustment reflects the incremental impact of the additional shares issued in the January 2017 public offering, as well as an amount of estimated earnings realized from the cash proceeds from the offering. As a result, the Company estimates that the BNC merger was approximately $0.04 accretive to the Company’s 2017 diluted EPS and that BNC’s operations contributed approximately $180.7 million in revenues following the closing of the merger. These amounts have been deducted from the table above in order to evaluate the core earnings and revenues of the residual franchise (i.e., the Tennessee franchise) for purposes of the 2017 AIP.

The Company's actual reported results in 2018 were impacted by pre-tax merger-related expenses of $8.2 million associated with the BNC acquisition and management’s decision to sell investment securities at a pre-tax loss of $2.25 million as the Company sought to to reposition the Company's securities portfolio in an effort to protect against a potential flattening of the yield curve in the future. The Company’s GAAP diluted EPS of $4.64 in 2018 was up nearly 72% when compared to $2.70 of GAAP diluted EPS reported by the Company in 2017, reflecting not only the Company's organic growth in EPS but also the lower corporate tax rate in 2018 and the negative impact on the Company's results in 2017 of the revaluation of the Company's deferred tax assets resulting from the Tax Act. For 2018, the Company reported revenue on a GAAP basis of $937.2 million, up approximately 36% over the prior year’s GAAP revenue. After adjustments to our 2018 and 2017 GAAP results for merger-related expenses and losses on the sale of investment securities, and on our 2017 GAAP results for the impact of the revaluation of our deferred tax assets as a result of the Tax Act, revenue growth was 34.8% at $939.5 million, annual diluted EPS growth was approximately 32.8% at $4.74 per diluted share, and the classified asset ratio was 12.4% (better than the soundness threshold of 35% required by the 2018 AIP).

Based on these results, on January 15, 2019, the Human Resources and Compensation Committee approved a payout of 100% of the target level payout to each of the NEOs. As a result, the NEOs received the following payments pursuant to the 2018 AIP compared to the payments that could have been earned at target and maximum performance:

	Target Level Payout	Maximum Level Payout	Actual Payout
Turner	$1,000,000	$1,250,000	$1,000,000
McCabe	950,000	1,187,500	950,000
Callicutt	496,125	620,156	496,125
Queener	388,500	485,625	388,500
Carpenter	388,500	485,625	388,500

In November 2018, the Company announced the commencement of a $100 million share repurchase program. During 2018, the Company repurchased approximately 405,000 shares of Common Stock for an aggregate purchase price of $20.7 million. The repurchases made in 2018 did not materially impact the Company’s diluted EPS for 2018 and had no impact on the payouts under the 2018 AIP.

2018 Long Term Incentive Plan (LTI) Awards. In order to calculate the number of performance units to be granted to the Company's NEOs, the dollar amount of targeted equity compensation was divided by the closing price of the Company's Common Stock on January 24, 2018, which was the week following the public release of the Company's 2017 financial results. Historically, the Human Resources and Compensation Committee has elected to defer the grant date for NEO equity compensation until after the Company had released its previous year results as it believes that the market price of the Common Stock better reflects all current material information.

Pinnacle Financial Partners, Inc.                                    36

The target number of performance units was granted at the beginning of the performance period. The actual number of performance units that can be earned and settled in shares of Common Stock is based upon ROATA performance for fiscal December 31, 2018, 2019, and 2020, respectively. Settlement is also conditioned upon the NEOs remaining employed for one year following the end of the applicable performance period and Pinnacle Bank achieving a specified NPA ratio as of December 31, 2022. The tables below show the 2018 goals used for the performance units awarded to the NEOs under the 2018 LTI plan along with the Company’s GAAP and adjusted 2018 results. The first tranche of performance units for the 2018 LTI award required achievement of a high level of ROATA and a one-year post-performance service period. Awards are interpolated for performance within and between the threshold and target levels. The following table details the various ROATA performance metrics and associated levels of payout for the portion of the 2018 LTI plan tied to 2018 performance. For the 2019 and 2020 performance periods associated with the 2018 LTI plan awards, the ROATA targets that have been established are consistent with the range of Return on Average Assets targets the Company has previously disclosed as its long-term strategic target, after adjusting for the impact of goodwill and other intangibles.

Performance	Return on Average Tangible Assets	Award as % of Target
Threshold	1.40%	0%
Target	1.60%	100%
Maximum	1.72%	150%
Actual Results (1)	1.69%	137.5%

(1)
In reviewing the Company’s performance for 2018 against the performance metrics established at the time the 2018 LTI plan awards were granted, the Human Resources and Compensation Committee determined to adjust the Company’s actual results for the items established at the time of grant. Accordingly the Human Resources and Compensation Committee adjusted the Company’s GAAP ROATA to exclude the after-tax impact of the $8.2 million of pre-tax merger-related expenses and the $2.3 million pre-tax loss on the sale of investment securities that the Company recognized in 2018. These adjustments resulted in a 0.03% increase to the Company's actual ROATA of 1.66% for an adjusted total of 1.69%.  A summary of the adjustments is noted in footnote 1 to the table on page 36.

For the tranche of performance units tied to 2018 ROATA (which represents 33% of the total award granted in the first quarter of 2018), the Company achieved between the target and maximum performance tiers (after adjustments made to the Company’s GAAP results to exclude the merger-related expenses incurred in connection with the BNC merger and the loss on the sale of investment securities recognized by the Company in connection with its restructure of a portion of its investment securities portfolio in an effort to protect it against the possibility of a flattening yield curve in 2018), resulting in 137.5% of the target number of performance units tied to 2018 performance being eligible to be earned by the NEOs if the required service period and NPA ratio are each achieved.

The Company's repurchase of 405,000 shares of its Common Stock in the fourth quarter of 2018 pursuant to its publicly announced $100 million share repurchase program had no material impact on the Company's ROATA in 2018 for purposes of determining what percentage of the performance units were earned based on 2018 performance.

Performance against long-term ROATA goals established for the fiscal years ending December 31, 2019 and December 31, 2020 will determine the remaining performance units that may be earned under the 2018 LTI award.

Except in the event of the NEO's death, disability or retirement after achieving age 65, for all restrictions to fully lapse on these awards, the NEO must remain employed by the Company during the one-year performance period and an additional one-year service vesting period, and Pinnacle Bank's NPA ratio at December 31, 2022 must be lower than the level set by the Human Resources and Compensation Committee at the time of grant. In the event that the NEO’s employment terminates by reason of retirement after achieving age 65, the NEO will be entitled to receive the number of performance units that would have been earned by the NEO for the performance period in which the retirement occurred based on a pro-rata calculation of the number of days worked during the performance period, plus any other performance units earned by the NEO for a completed performance period (even if the associated service period had not yet been achieved), with such performance units settling into shares of common stock following the calculation, and subject to the achievement, of the NPA Ratio as of December 31, 2022.

The Company accrues cash dividends that otherwise would be paid on the shares of Common Stock underlying these performance units, but the accrued, unpaid dividends are not paid to the NEO unless the underlying performance units are earned and shares of Common Stock are issued to the NEO in settlement of such units.

Pinnacle Financial Partners, Inc.                                    37

Set forth below is a summary of the performance units that each of our NEOs (other than Mr. Callicutt, who did not participate in the 2018 LTI plan) could earn based on 2018 ROATA pursuant to the performance unit awards granted in 2018 at target and maximum levels of performance and the number of units actually earned based on the Company’s 2018 ROATA, as adjusted for the matters described elsewhere in this Compensation Discussion and Analysis:

	Target Level Performance Units	Maximum Level Performance Units	Actual Performance Units Earned(1)
Turner	12,916	19,376	17,761
McCabe	12,245	18,371	16,839
Callicutt	—	—	—
Queener	2,578	3,867	3,545
Carpenter	2,707	4,063	3,725

(1)
For the Named Executive Officer to receive shares of the Company’s Common Stock in settlement of these units, the individual must remain employed with the Company through December 31, 2019 and the Company’s NPA ratio as of December 31, 2022 must not exceed the level established by the Human Resources and Compensation Committee at the time of grant of these awards.

In lieu of participating in the 2018 LTI plan, Mr. Callicutt received a grant of 3,500 shares of restricted stock on January 16, 2018 pursuant to the terms of a legacy BNC incentive plan. The restricted shares granted to Mr. Callicutt contain forfeiture restrictions that lapse in one-third pro rata increments on each of the first three anniversaries of the grant date of the award.

2018 Results Associated with previous LTI Awards. The Company's results for 2018 impacted performance unit awards granted to the NEOs (other than Mr. Callicutt) in previous periods with performance metrics tied to the Company’s performance in 2018, as follows:

•
January 2017 and 2016 Grants - In January 2017 and 2016, the NEOs (other than Mr. Callicutt) were granted performance units to be settled in shares of Common Stock based on the Company's ROATA in three consecutive years beginning with the year the award was granted. After reviewing the Company's reported 2018 results as well as the 2018 performance targets established at the time of grants in January 2017 and 2016, respectively, the Human Resources and Compensation Committee determined that the Company's ROATA of 1.45% (adjusted for merger-related expenses, losses on sales of investment securities, and the impact of the Tax Cuts and Jobs Act) achieved the maximum level of performance. Because of this, the maximum number of units were earned for the 33% of the total 2017 and 2016 LTI awards tied to 2018 ROATA results, as adjusted. These performance units will be settled with the issuance of a like number of shares of Common Stock if the recipient remains employed by the Company through December 31, 2019 and Pinnacle Bank's NPA ratio is less than an amount determined by the Human Resources and Compensation Committee at the time of grant as of December 31, 2020 (for the 2017 award) and December 31, 2019 (for the 2016 award).

•
January 2015 Grants - In January 2015, the NEOs (other than Mr. Callicutt) were granted performance units to be settled in restricted shares of Common Stock based on fully diluted EPS performance in 2015, 2016, and 2017. These performance units earned with respect to this award will be settled with restricted shares which will be released to the NEOs as of February 28, 2020 provided Pinnacle Bank’s NPA ratio at December 31, 2019 is less than the 3.0% target established when these awards were granted. The Company's 2018 results had no impact on these performance units.

•
January 2014 Grants - In January 2014, the NEOs (other than Mr. Callicutt) were granted performance units to be settled in restricted shares of Common Stock based on fully diluted EPS performance in 2014, 2015, and 2016. These performance units earned with respect to this award were settled with restricted shares, 50% of which were released to the NEOs on February 28, 2018 and 50% of which were released to the NEOs on February 28, 2019 as Pinnacle Bank’s NPA ratio at December 31, 2017 and December 31, 2018, respectively, was less than the 1.5% target established when these awards were granted.

Pinnacle Financial Partners, Inc.                                    38

•
January 2013 Grants - In January 2013, the NEOs (other than Mr. Callicutt) were issued restricted shares in settlement of earlier awarded performance units with performance metrics tied to the Company's diluted EPS for the year ended December 31, 2013, which restricted shares will be settled into shares of Common Stock in 20% increments for the following five fiscal years based on Pinnacle Bank's classified asset ratio as of the end of each year in the five-year period being less than an amount determined at the time of grant. After reviewing the Company's reported classified asset ratio at December 31, 2018, the Human Resources and Compensation Committee determined that the Company achieved the required target of a classified asset ratio of less than 35%. Thus, the restrictions on the shares earned for the final 20% of the total 2013 LTI award have lapsed and have been awarded to the NEOs.

•
Prior to 2013 Grants - In years prior to 2013, there were other grants of restricted shares to the NEOs (other than Mr. Callicutt) that had time-based vesting or time-based vesting with a performance criteria that the Company earn more than $1 in net income in each applicable accounting period. After reviewing the Company's reported 2018 results as well as the 2018 performance targets established at the time of these grants, the Human Resources and Compensation Committee determined that the Company achieved the required target. Thus, the restrictions on these shares have lapsed and have been awarded to the NEOs.

When evaluating the Company’s performance in 2018 in relation to the ROATA performance metrics established for the 2018 tranche of performance units granted in years prior to 2018, the Human Resources and Compensation Committee adjusted the Company’s GAAP results to add back the after-tax impact of the merger-related expenses incurred in 2018 and the losses on the sale of the investment securities recognized in 2018 in connection with the repositioning of the Company’s securities portfolio. Moreover, and in light of the fact that the ROATA targets for these earlier awards had been established prior to the enactment of the Tax Cuts and Jobs Act, the Human Resources and Compensation Committee also adjusted the Company’s GAAP results in 2018 to eliminate both the positive and negative impacts on the Company’s ROATA of the changes in tax laws resulting from the Tax Cuts and Jobs Acts. Applying these adjustments, the Company’s GAAP ROATA of 1.66% for 2018 was reduced to 1.45%.

Peer Group. The Human Resources and Compensation Committee utilizes McLagan, a part of Aon plc, for executive compensation consulting services. McLagan is an independent compensation consultant without any previous relationship with management or the Company. McLagan assisted the Human Resources and Compensation Committee in establishing the 2018 peer group which consists of banks or their holding companies with total assets of between $13.0 billion and $30.0 billion as of December 31, 2016 and with a loan portfolio having a commercial lending focus. The peer group for 2018 was as follows:

F.N.B. Corp(*)	Pittsburg, PA	First Horizon National Corp.	Memphis, TN
MB Financial Inc. (*)	Chicago, IL	Wintrust Financial Corp	Rosemont, IL
Western Alliance Bancorp(*)	Phoenix, AZ	Hancock Holding Co.	Gulfport, MS
BancorpSouth, Inc. (*)	Tupelo, MS	Umpqua Holdings Corp.	Portland, OR
United Bankshares Inc. (*)	Charleston, WV	Valley National Bancorp	Wayne, NJ
Trustmark Corp. (*)	Jackson, MS	Prosperity Bancshares Inc.	Houston, TX
Sterling Bancorp(*)	Montebello, NY	PacWest Bancorp	Beverly Hills, CA
Bank of the Ozarks Inc. (*)	Little Rock, AR	TCF Financial Corp.	Wayzata, MN
Synovus Financial Corp.	Columbus, GA	IberiaBank Corp.	Lafayette, LA
Cullen/Frost Bankers Inc.	San Antonio, TX	UMB Financial Corp.	Kansas City, MO
Associated Banc-Corp	Green Bay, WI	Fulton Financial Corp.	Lancaster, PA
Chemical Financial Corp.	Midland, MI	Old National Bancorp	Evansville, IN
(*) Member of both the 2018 and 2017 peer groups

The Human Resources and Compensation Committee does, as a matter of practice, compare the Company's actual results on a GAAP basis and as adjusted for certain items to the as reported GAAP results of the companies in the peer group in order to validate its compensation philosophy in setting compensation for future periods and the continued emphasis on period-to-period earnings growth, return on average tangible assets and other profitability metrics.

Pinnacle Financial Partners, Inc.                                    39

The Human Resources and Compensation Committee reviewed various performance measures at the time the peer group was selected and noted that the Company’s performance was in or near the top quartile across a variety of profitability metrics, including ROATA, Return on Average Tangible Equity ("ROATE"), and Efficiency Ratio. Though the Human Resources and Compensation Committee also reviewed various total shareholder return (TSR) metrics for the Company over multiple periods in comparison to the TSR metrics for the peer group over those same periods, TSR was not a primary factor in the Human Resources and Compensation Committee's determinations regarding the NEOs' compensation. In prior years, the Company's generation of top quartile levels of ROATA, earnings per share growth and ROATE translated to performance at or near the top quartile for TSR. For instance, for the three years ended December 31, 2017, the most recent full three-year period ended prior to the date the Human Resources and Compensation Committee approved the NEO's compensation for 2018, the Company's TSR approximated the top quartile. Though the Company's ROATA and ROATE for 2018 was within the top quartile of its peers, the Company's TSR for the three-year period ended December 31, 2018 lagged that of its peers and was in the bottom quartile.

Despite the drop in TSR for the three-year period ended December 31, 2018, the Company ended the year with a price-to-tangible book ratio near the 75th percentile of its peer group and the Human Resources and Compensation Committee believed that the Company's underlying performance in 2018 was excellent. The Company generated ROATA of 1.69% and year-over-year earnings per share growth of 32.8%, in each case as adjusted to eliminate the effects of merger-related expenses and gains or losses on sales of securities in both 2018 and 2017, and, in 2017, the impact of the revaluation of the Company's deferred tax asset caused by the passage of the Tax Cuts and Jobs Act. These, and other, profitability metrics placed the Company's performance within or near the top quartile for its peers for 2018. The Human Resources and Compensation Company continues to believe that targeting top quartile performance for key profitability metrics like ROATA and earnings per share growth in the goal setting process for the NEOs' compensation will lead to exceptional underlying performance in the Company's business and that, over the long term, the Company's stock price performance should be positively impacted should the Company be able to achieve those results. Consequently, the Human Resources and Compensation Committee did not believe that any material modification to the Company's compensation philosophy was warranted at this time.

2018 Say-on-Pay Result

The Company held its advisory say-on-pay vote at the 2018 annual shareholder meeting. Shareholders approved the compensation of executives, with 95.7% of shareholder votes cast voting in favor of the say-on-pay proposal compared to 95.9% which were cast in favor at the 2017 annual meeting. The Human Resources and Compensation Committee viewed these results as evidence that shareholders continue to support the Company's executive compensation policies and practices.

Pinnacle Financial Partners, Inc.                                    40

2019 Executive Compensation

The Human Resources and Compensation Committee began the 2019 executive compensation setting process in 2018 and then finalized 2019 executive compensation for the NEOs in January 2019. As a result, 2018 results, as well as the anticipated 2019 earnings growth, revenue growth and profitability targets for 2019 influenced the Human Resources and Compensation Committee in their executive compensation decisions for 2019. The 2019 executive compensation structure is largely unchanged - the NEOs received a 3% base salary increase and will participate in the 2019 AIP and LTI. The AIP and LTI designs are very similar to 2018. During the third and fourth quarters of 2018, the Human Resources and Compensation Committee completed a comprehensive review of Mr. Callicutt's compensation components and amounts with the assistance of McLagan. Following this review, it was determined that beginning in 2019 Mr. Callicutt would also participate in the Company’s performance-based LTI program. On January 11, 2019, he was awarded 24,294 performance units that may be earned in equal 8,098 unit amounts based on the Company’s ROATA for each of 2019, 2020 and 2021 at target level performance (36,441 units, or 12,147 annually, at maximum performance).

Compensation Philosophy

As noted above, the Company has adhered to the belief that shareholder value is primarily built by consistent and sound growth in operating results that exceed those of peer firms. As a result, the Human Resources and Compensation Committee's compensation philosophy incorporates several factors in adherence to this belief, as follows:

Market-based approach to compensation:

-
The Human Resources and Compensation Committee uses competitive compensation data from the annual compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Human Resources and Compensation Committee uses multiple reference points when establishing targeted compensation levels, with an overall goal of aligning pay and performance.

The Human Resources and Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, business needs, and individual skill sets.

- Unlike some firms that may benchmark compensation below, at, or above the 50th percentile; the Company aligns performance and total compensation and expects to pay below the 50th percentile when performance is below the 50th percentile and above the 50th percentile when performance is above the 50th percentile. It is important to note that the compensation values disclosed in the Summary Compensation Table do not fully reflect this, given the table shows expected outcomes for equity-based grants. Under the Company’s pay-for-performance philosophy, in 2018 goals were established that were expected to position the Company near the top quartile in terms of revenue and earnings per share growth should performance targets be achieved. The pay-for-performance philosophy results in reduced compensation for performance below the Human Resources and Compensation Committee's expectations and enhanced compensation for performance that exceeds expectations.

Win together, lose together:

-
All associates of the Company participate in the LTI plan and, with the exception of commission-based associates, all associates participate in the AIP. The performance targets for cash incentives are identical for all associates to those for NEOs and other Leadership Team members.

Since the Company’s founding, the Human Resources and Compensation Committee has typically established a cash incentive plan such that all eligible associates are eligible to receive up to 125% of their targeted award annually. Over the years, the actual payments have ranged from 0% to 125% of the targeted award. For 2018, the Human Resources and Compensation Committee awarded 100% of the targeted award for associates, including NEOs, whose performance met or exceeded expectations. Additionally, all associates of the firm are granted equity awards at the commencement of their employment and on an annual basis thereafter. Restricted shares are time-vested for associates other than NEOs and other members of the Company's Leadership Team who are granted and are ultimately eligible to receive performance-based equity compensation.

-
The Company also administers a 401(k) plan for all associates with market-based matching provisions. The Company does not offer any other retirement vehicle (i.e., defined benefit or deferred compensation plans) for its NEOs, leadership or associates in addition to the 401(k) plan.

Pinnacle Financial Partners, Inc.                                    41

Simplified NEO compensation structure, with incentives linked to corporate results:

-	NEO compensation is primarily composed of base pay, an annual cash incentive and long-term performance-based equity incentives.

-
Wealth creation by an NEO should be directly linked to the performance of the Company's common stock. As a result, other than in the case of arrangements inherited in connection with acquisitions, NEO compensation does not include a deferred compensation plan or other plan linked to the performance of other types of securities.

-	Perquisites should comprise a modest component of the executive's compensation.

-
The Human Resources and Compensation Committee also utilizes multiple performance metrics, a mix of short-term and long-term incentives and limits the maximum amount of incentive an NEO may receive in order to reduce the risk that an NEO would execute strategies, tactics or transactions that may be outside the overall risk tolerance of the firm.

Cash incentives focus on annual earnings per share and revenue targets:

-	Annual cash incentive is the preferred form of incentive when considering shorter-term financial objectives of a year or less.

-	Shareholders are rewarded as earnings per share increase with organic growth being the preferred method for achievement of increased annual earnings.

-	Thus, the Company's annual financial plan (budget) is the foundation for the Company's annual cash incentive plan.

In 2018, and in essentially every year prior to 2018, the Company's annual financial plan is based primarily on the establishment of earnings per share and revenue growth targets which the Human Resources and Compensation Committee believes will ultimately result in the Company maintaining its position as a high-performing bank within its peer group. The Human Resources and Compensation Committee considers published analyst expectations for the members of the peer group in determining these performance targets. The expectations for performance of the peers are a critical component in setting the Company's annual financial goals. Additionally, the Human Resources and Compensation Committee has the flexibility to exclude peers from consideration if it is apparent that the peer's anticipated results, although reasonable in any given period, may produce an unusual growth rate due to underperformance or operating losses in a previous period or a merger or acquisition in the current period.

    Equity compensation is performance-based and incorporates a multi-year approach:

-
The Human Resources and Compensation Committee believes that performance-based equity-based awards are the preferred form of incentive when considering the achievement of longer term objectives over a multi-year period.

-
The Human Resources and Compensation Committee seeks to bring more balance to the performance plans by utilizing ROATA as the primary metric for measuring long-term performance for increasing shareholder value, with diluted EPS being used for the AIP.

The incorporation of the above factors into the Company's compensation practices is most evident when reviewing the concentration of performance-based compensation over the past several years. The Human Resources and Compensation Committee has maintained the balance between compensation and performance by incorporating a significant amount of variable based compensation into the executive compensation structure. As a result, in periods where performance was below the Human Resources and Compensation Committee's expectations, overall compensation levels have been reduced, in some cases to well less than median compensation for peers.

 Retirement and other benefits - The NEOs are eligible to participate in the Company's 401(k) plan along with all other associates of the Company. The NEOs are subject to the same salary deferral and Company match provisions as the other associates. The Company does not sponsor a deferred benefit plan or any other deferred compensation retirement plan for the NEOs other than those that an NEO may have participated in prior to that person's company being acquired by the Company.

Pinnacle Financial Partners, Inc.                                    42

  Other typical forms of executive compensation and perquisites available to the Human Resources and Compensation Committee to supplement executive compensation are listed below along with the applicability to the NEOs:

	Turner	McCabe	Callicutt	Queener	Carpenter
Company-provided vehicle	No	No	No	No	No
Automobile allowance	Yes	Yes	No	Yes	No
Parking allowances	No	No	No	No	No
Personal tax return fees	Yes	Yes	Yes	Yes	Yes
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft	Yes	Yes	Yes	Yes	Yes

In 2017, following the expansion of the Company’s operations into the Carolinas and Virginia and also in recognition of the geographic expansion throughout Tennessee in 2015 and 2016, the Company acquired an aircraft for use in its business operations. The acquisition of this aircraft allowed Company personnel to more efficiently travel between the Company’s markets and was done in an effort to enhance associate productivity when traveling between markets. In 2017 and 2018 each of the Company’s NEOs other than Mr. Callicutt were allocated a certain amount of personal use of the Company’s aircraft. Beginning in 2018, the Company purchased a membership in a chartered flight provider for Mr. Callicutt and in 2019 is doing the same. For 2018, the amounts allocated to the NEOs for personal use of the corporate aircraft were as follows: Mr. Turner - $95,000; Mr. McCabe - $95,000; Mr. Queener - $50,000; and Mr. Carpenter $25,000. The cost to the Company of Mr. Callicutt’s jet card membership in 2018 was $15,513. The amount of this benefit was deducted from each NEO’s performance-based equity compensation in 2018 and the amount of this benefit will likewise be deducted from the performance-based equity compensation for the NEOs in 2019.

Additional Compensation Considerations

Role of the Human Resources and Compensation Committee - The duties and responsibilities of the Human Resources and Compensation Committee include, among other things:

◦	overseeing the Company's overall executive compensation philosophy for the Company's executive officers and other employees as the Company may determine;

◦	measuring performance with respect to established goals and objectives;

◦	designing the components for all executive compensation;

◦	reviewing the Company's executive compensation plans and the risks these plans pose to the Company; and

◦	establishing compensation for the Company's executive officers.

Messrs. Brock, Farnsworth, Galante, Smith and Thompson, all independent directors, served on the Human Resources and Compensation Committee for 2018.   The Human Resources and Compensation Committee makes all compensation decisions for the Company's NEOs, including establishing the framework for how these executives are compensated, and approves recommendations regarding equity awards to all associates, including the executive officers, of the Company.

Role of the Compensation Consultant - Beginning in 2010, the Human Resources and Compensation Committee utilized the consulting services of McLagan, a part of Aon plc, to facilitate the executive officer compensation process, including the determination of an appropriate peer group for purposes of comparing the NEOs' compensation and any adjustments that should be made to keep the peer group consistent with the Company's strategies and objectives. McLagan representatives routinely attend the Human Resources and Compensation Committee meetings during the year and continue to provide consulting services to the Human Resources and Compensation Committee. A McLagan representative is in attendance when the Human Resources and Compensation Committee votes on executive officer compensation. McLagan reports directly to the Human Resources and Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan.

Pinnacle Financial Partners, Inc.                                    43

In 2018, the Human Resources and Compensation Committee reviewed its relationship with McLagan and considered McLagan's independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The Human Resources and Compensation Committee received a report from McLagan addressing its independence, including the following factors: (1) other services provided to the Company by McLagan; (2) fees paid by the Company as a percentage of McLagan's total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Human Resources and Compensation Committee; (5) any Common Stock owned by the senior advisors; and (6) any business or personal relationships between the executives and the senior advisors. The Human Resources and Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan's senior advisors involved in the engagements did not raise any conflict of interest.

Role of Management -The Chief Executive Officer and the Chief Financial Officer also provide some input into compensation as it relates to all senior executives and internal forecasts. Neither the Chief Executive Officer nor the Chief Financial Officer are involved in the Human Resources and Compensation Committee deliberations regarding the CEO or other NEO compensation and are not present when the Human Resources and Compensation Committee votes on NEO compensation.

Risk Assessment of Executive Compensation Program - In 2018, the Human Resources and Compensation Committee reviewed the Company's 2018 AIP, 2018 LTI awards, and the various employment and change in control agreements to which the Company's senior executive officers are a party with the Company's Chief Risk Officer, for the following purposes:

(i)
to identify any features in any senior executive compensation plan or employee compensation plan that pose imprudent risks to the Company and limit those features to ensure the Company is not unnecessarily exposed to risks; and

(ii)	to identify and limit any features that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any associate.

Employment Agreements with our Named Executive Officers - The employment agreements, as amended, that the Company has entered into with each of Messrs. Turner, McCabe, Callicutt, Queener and Carpenter are described in more detail elsewhere in this proxy statement. These agreements, other than Mr. Callicutt's employment agreement, automatically renew each year on January 1 unless the Human Resources and Compensation Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later. Mr. Callicutt's agreement has an initial term that expires on December 31, 2020. Thereafter, Mr. Callicutt's agreement will be subject to renewal each January like the other employment agreements.

In considering whether to give notice of non-renewal, the Human Resources and Compensation Committee considered the need to be able to retain its executive officers, the impact of such executives on the Company's performance over the period of its existence and the performance of the executives prior to the date of any notice. When considering the multiples of base salary and bonus that a terminated executive officer would be entitled to receive following his or her termination, either before or after a change of control, the Human Resources and Compensation Committee also sought to provide benefits at a level that it believed would provide appropriate compensation for the executive officer in the event of consummation of a transaction that, although possibly detrimental to the individual's employment prospects with the resulting company, would be beneficial to the Company's shareholders.

The Human Resources and Compensation Committee believes that the protections afforded in the employment agreements are reasonable and, together with long term incentive award terms, are an important element in retention of the executive officers who are a party to such agreements.

Clawback of Incentive Awards - Pursuant to the 2018 AIP, upon the approval of the Board or the Human Resources and Compensation Committee, payments under the 2018 AIP paid to an associate, including an NEO, will be subject to recovery and "clawback" by the Company, and repaid by such employee, if the payments are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria. In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards from our Chief Executive Officer and Chief Financial Officer if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct. Moreover, the SEC is required under Section 954 of the Dodd-Frank Act to adopt rules that will require every exchange-listed company to adopt a "clawback" policy for the recovery of certain incentive-based compensation from its executive officers in the event it is required to restate its financials as a result of material noncompliance with reporting.

Pinnacle Financial Partners, Inc.                                    44

Federal Income Tax Deductibility Limitations - Section 162(m) of the Code limits the Company's ability to deduct certain compensation in excess of $1 million paid to the Company's Chief Executive Officer and to certain of the Company's other associates. For 2017 and prior years, this limitation did not apply to compensation that qualified under applicable regulations as "performance-based." Accordingly, the Company aimed to design and approve the performance-based compensation paid to its NEOs so that it would satisfy the requirements for deductibility under Section 162(m). For 2017 and prior years, the Human Resources and Compensation Committee considered Section 162(m) when making compensation decisions, but other considerations, such as providing the Company's NEOs with competitive and adequate incentives to remain with the Company and increase the Company's business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factored into the Human Resources and Compensation Committee's decisions. In December 2017, the Tax Act was enacted. Under the Tax Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, compensation to our Named Executive Officers in excess of $1,000,000 in 2018 (excluding performance-based compensation that meets the requirements of Section 162(m) that was awarded pursuant to a binding agreement in effect as of November 2, 2017) will generally not be deductible. Performance-based compensation meeting the requirements of Section 162(m) awarded to our Named Executive Officers pursuant to a binding agreement in effect as of November 2, 2017, like our performance units granted in 2017 and prior years that have not yet been settled into shares of Common Stock, are expected to continue to qualify for the performance-based compensation exemption under Section 162(m), but the United States Treasury has not yet issued any guidance on any limitations on the continued deductibility of these awards. Accordingly, the future deductibility of these grandfathered awards cannot be guaranteed.

Pinnacle Financial Partners, Inc.                                    45

Human Resources and Compensation Committee Report

  The Human Resources and Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Human Resources and Compensation Committee recommended this Compensation Discussion and Analysis be included in this proxy statement.

Reese L. Smith, III.  Chairman
Charles E. Brock, Member
Thomas C. Farnsworth, III, Member
Joseph Galante, Member
G. Kennedy Thompson, Member

Pinnacle Financial Partners, Inc.                                    46

2018 Summary Compensation Table

The table below sets forth a summary of the compensation earned by each of (i) the Company's Chief Executive Officer; (ii) the Company's Chief Financial Officer; and (iii) the other three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2018 and who were employed as executive officers at December 31, 2018 (collectively, the "Named Executive Officers") in 2018. Each of the Named Executive Officers has entered into an employment agreement with the Company, the terms of which are described below.

2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)(1)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
M. Terry Turner	2018	$1,000,000	$—	$1,000,000	$2,240,265	$—	$—	$136,510	$4,376,775
President and Chief	2017	$908,000	$—	$952,263	$1,606,215	$—	$—	$69,644	$3,536,122
Executive Officer	2016	$856,480	$—	$770,832	$1,071,633	$—	$—	$44,601	$2,743,546

Robert A. McCabe, Jr.	2018	$950,000	$—	$950,000	$2,123,996	$—	$—	$122,430	$4,146,426
Chairman of	2017	$862,000	$—	$904,982	$1,542,821	$—	$—	$73,172	$3,430,256
the Board	2016	$813,020	$—	$731,718	$1,018,052	$—	$—	$46,106	$2,648,010

Richard D. Callicutt, II	2018	$661,500	$—	$496,125	$237,475	$—	$105,546	$39,649	$2,044,170
Chairman of the
Carolinas and Virginia

Hugh M. Queener	2018	$518,000	$—	$388,500	$447,151	$—	$—	$76,857	$2,042,008
Chief Administrative	2017	$450,000	$—	$354,377	$449,709	$—	$—	$51,902	$1,951,611
Officer	2016	$411,280	$—	$276,614	$288,517	$—	$—	$39,697	$1,016,109

Harold R. Carpenter	2018	$518,000	$—	$388,500	$469,526	$—	$—	$24,104	$2,011,630
Chief Financial	2017	$450,000	$—	$354,377	$456,162	$—	$—	$20,705	$1,926,867
Officer	2016	$411,280	$—	$277,614	$288,517	$—	$—	$21,399	$998,811

(1)
Stock Awards - Amounts in this column reflect the aggregate grant date fair value of performance unit awards in 2018, 2017, and 2016 and an award of restricted shares to Mr. Callicutt in 2018.  All equity awards in each of 2018, 2017, and 2016 were performance units, other than Mr. Callicutt's award in 2018. Mr. Callicutt did not receive any performance units in 2018; instead he was granted a time-based vesting restricted stock award pursuant to an incentive plan in effect at BNC prior to the closing of the Company's acquisition of BNC.  To calculate the grant date fair value of the performance units, the Company multiplied the discounted closing price of the Company's Common Stock on the date of grant by the number of performance units that were expected to vest based on the probable outcome of the performance results (i.e., target level of performance). The grant date fair value of awards of performance units granted in 2018, 2017, and 2016, assuming maximum level of performance was $3,360,801, $2,420,037, and $1,607,379, respectively for Mr. Turner; $3,186,428, $2,298,390, and $1,527,427, respectively for Mr. McCabe; $670,727, $681,046, and $432,720, respectively for Mr. Queener; and $704,722, $687,439, and $432,720, respectively for Mr. Carpenter. In accordance with the requirements of Accounting Standards Codification Topic 718 (ASC 718), a discount for illiquidity was used to estimate the fair value of the units due to the fact that each tranche of the award is subject to a mandatory post-vest holding period that ends on February 28, 2023, February 28, 2022 and February 28, 2021 for the units granted in 2018, 2017, and 2016, respectively. All performance units granted are subject to forfeiture if the applicable minimum performance threshold is not achieved, if the recipient does not remain employed by the Company for a period of one year following the end of the performance period or if the Bank's NPA ratio at December 31, 2022, 2021, and 2020 for awards granted in 2018, 2017, and 2016, respectively, is not less than a level established by the Human Resources and Compensation Committee at the time of the grant. The reported amounts included in the column above with respect to the performance units do not necessarily reflect the actual amounts that were paid to or that may be realized by the Named Executive Officer.  The restricted shares granted to Mr. Callicutt contain forfeiture restrictions that lapse in one-third pro rata increments on each of the first three anniversaries of the grant date of the award. Consequently, to calculate the grant date fair value of Mr. Callicutt's award in accordance with the requirements of ASC 718, the Company multiplied the closing price of the Company's common stock on the date of grant by the number of restricted shares granted to Mr. Callicutt. For a more complete description of the performance unit awards granted in

Pinnacle Financial Partners, Inc.                                    47

2018 and the time-based restricted shares granted to Mr. Callicutt in 2018, please see EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-2018 Base Salary and Incentive Determination-2018 Long Term Incentive Plan (LTI) Awards.

(2)
Non-Equity Incentive Plan Compensation - Reflects for each of the Named Executive Officers compensation attributable to the Company's 2018 Annual Cash Incentive Plan (the "2018 AIP").  The table below sets forth for each Named Executive Officer the actual and target payouts under the 2018 AIP expressed as a percentage of base salary.  Payout of incentive compensation occurs upon achievement of certain soundness and performance thresholds as determined by the Human Resources and Compensation Committee, with the Human Resources and Compensation Committee having the ability to increase or decrease the amount payable by up to 10% of the amount earned based on individual performance.

	Payout awards as a percentage of Base Salary
	Turner	McCabe	Callicutt	Queener	Carpenter
2018% Target Payout	100%	100%	75%	75%	75%
2018% Actual Payout	100%	100%	75%	75%	75%

2017% Target Payout	100%	100%	—%	75%	75%
2017% Actual Payout	105%	105%	—%	78.75%	78.75%

2016% Target Payout	100%	100%	—%	75%	75%
2016% Actual Payout	90%	90%	—%	67.5%	67.5%

2015% Target Payout	85%	85%	—%	65%	65%
2015% Actual Payout	85%	85%	—%	65%	65%

(3)
In connection with the closing of the Company's acquisition of BNC, Pinnacle Bank assumed the Salary Continuation Agreement dated as of December 12, 2016, between Mr. Callicutt and Bank of North Carolina (the "Salary Continuation Agreement") and the benefits and obligations thereunder. Mr. Callicutt was fully vested in the full benefit payable under the Salary Continuation Agreement upon consummation of the merger. Under the Salary Continuation Agreement, upon his attainment of the age of 65, Mr. Callicutt will receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually. The Human Resources and Compensation Committee does not consider these accruals and benefits when it makes current year compensation decisions. Of the amount in this column, $78,890 reflects the year-over-year change in the actuarial present value of the accumulated benefit under the Salary Continuation Agreement.

In settlement of certain of Mr. Callicutt’s benefits under his employment agreement with BNC, he was paid by BNC an initial cash payment of $1,996,667 prior to the closing of the BNC merger and, upon his termination of employment from the Company and Pinnacle Bank, the Company and Pinnacle Bank are obligated under the terms of the employment agreement to pay Mr. Callicutt an additional cash payment of $763,333 (the "Deferred Payment"). The Deferred Payment is payable in a lump sum if Mr. Callicutt's employment with the Company and Pinnacle Bank terminates prior to June 16, 2019. If Mr. Callicutt's employment terminates after June 16, 2019, the Deferred Payment is payable in ten monthly installments. Between June 16, 2017, the effective date of his employment agreement, and the full payment of the Deferred Payment, interest accrues on the unpaid portion of the Deferred Payment at a rate equal to the 30-day LIBOR rate as in effect from time to time plus 150 basis points. Of the amount in this column, $26,656 reflects the interest accrued on the Deferred Payment in 2018.

Pinnacle Financial Partners, Inc.                                    48

(4)
Other Compensation - The Company provides the Named Executive Officers with other forms of compensation.  The following is a listing of various types of other compensation that the Company has not used in the past three years, in the case of stock options, or ever otherwise (except in the case of supplemental retirement plans assumed in connection the Company's acquisitions), but may consider in the future to award its executives. Mr. Callicutt is a party to the Salary Continuation Agreement that he entered into with BNC. For more information regarding this plan see "Employment, Change of Control and SERP Agreements" below.  We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

	Turner	McCabe	Callicutt	Queener	Carpenter
Stock appreciation rights granted	None	None	None	None	None
Stock options granted	None	None	None	None	None
Supplemental retirement plans	NA	NA	Yes	NA	NA
Pension plan	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	Yes	NA	NA
Board fees	No	No	No	NA	NA

Group benefit package - All Company associates, including the Named Executive Officers, participate in the Company's group benefit package which includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc.  The Named Executive Officers receive no incremental employee benefits that are not offered to other Company associates, other than each Named Executive Officer has an enhanced long-term disability policy that provides incremental coverage over the group policy maximums, and the Company pays premiums on an additional $500,000 term life insurance policy for each of Messrs. Turner and McCabe and an additional $250,000 term life insurance policy for Mr. Queener.  The premiums for those additional life insurance policies were $3,740, $5,310, and $1,067, respectively, in 2018. The following is a summary of the expense the Company incurred during 2018, 2017, and 2016, to provide a 401k plan match to our Named Executive Officers and the cost of the enhanced long-term disability policy and long-term care insurance.

	Turner	McCabe	Callicutt	Queener	Carpenter
2018
401k match	$11,000	$11,000	$11,000	$11,000	$11,000
Long-term disability policy	12,619	11,975	6,143	12,504	9,106
Life Insurance	7,303	12,168	4,449	4,630	2,322

2017
401k match	$10,800	$10,800	$—	$10,800	$10,800
Long-term disability policy	12,794	11,672	—	12,679	9,230
Life insurance	3,563	6,858	—	3,563	2,322

2016
401k match	$10,600	$10,600	$—	$10,600	$10,600
Long-term disability policy	13,578	12,456	—	12,053	8,710
Long-term care insurance	1,583	1,951	—	2,178	1,413
Life insurance	3,740	5,310	—	1,067	—

Paid time off - Each Named Executive Officer receives an allotment of 30 days for paid time off each year (excluding holidays).  The Company does not provide sick leave for any associate, including the Named Executive Officers. Additionally, associates, including the Named Executive Officers, are not permitted to carryover unused paid time off into a subsequent fiscal year.

Pinnacle Financial Partners, Inc.                                    49

Other Executive perquisites - The Company provided the following perquisites to the Named Executive Officers in 2018:

	Turner	McCabe	Callicutt	Queener	Carpenter
Company provided vehicles	No	No	No	No	No
Automobile allowance	$13,200 / year	$13,200 / year	No	$13,200 /year	No
Parking allowances	No	No	No	No	No
Personal tax return fees	$1,900	$2,500	$2,500	$600	$675
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft (a)	$90,227	$71,587	$15,513	$33,923	$—

(a)
In 2017, the Company (through a wholly owned subsidiary) acquired an aircraft to be used primarily for corporate purposes. The board of directors also authorized personal use of the aircraft by Messrs. Turner, McCabe, Queener and Carpenter. In 2018, each of these executives was permitted to use the corporate aircraft for personal travel in amounts not to exceed $95,000 for Messrs. Turner and McCabe, $50,000 for Mr. Queener and $25,000 for Mr. Carpenter. The Company’s policy is that when considering the amount of executive compensation awarded for personal aircraft use the Company will include the average hourly costs of fuel, warranty programs, repairs and maintenance, landing and parking fees, costs for repositioning the aircraft, crew expenses, and supplies. Fixed costs that would be incurred in any event to operate the aircraft, such as aircraft purchase costs, aircraft management fees, flight crew salaries and training, and aircraft insurance are not included in the incremental cost. For tax purposes, income for personal use is imputed based on a multiple of the Standard Industry Fare Level rates. Messrs. Turner, McCabe, Queener and Carpenter are each responsible for any taxes in connection with his personal use of the corporate aircraft and are not reimbursed for these taxes. For 2018, instead of permitted personal use of the Company's aircraft, the Company purchased a membership in a chartered flight provider equivalent to $15,513 of travel costs for Mr. Callicutt.

Pinnacle Financial Partners, Inc.                                    50

Grants of Plan-Based Awards in 2018

The following table provides information about plan-based awards granted to the Named Executive Officers during 2018.

GRANTS OF PLAN-BASED AWARDS IN 2018

		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan			Equity Incentive Plan
		Awards (1)			Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name and Principal Position	Grant date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (4)
M. Terry Turner
President and Chief	1/24/2018	—	—	—	—	38,748	58,129	—	—	—	$2,240,264
Executive Officer	NA	—	$1,000,000	$1,250,000	—	—	—	—	—	—	—

Robert A. McCabe, Jr.
Chairman of the	1/24/2018	—	—	—	—	36,737	55,113	—	—	—	$2,123,996
Board	NA	—	$950,000	$1,187,500	—	—	—	—	—	—	—

Richard D. Callicutt, II
Chairman of the	1/24/2018	—	—	—	—	—	—	3,500	—	—	237,475
Carolinas and	NA	—	$496,125	$620,156	—	—	—	—	—	—	—
Virginia

Hugh M. Queener
Chief Administrative	1/24/2018	—	—	—	—	7,734	11,601	—	—	—	$447,151
Officer	NA	—	$388,500	$485,625	—	—	—	—	—	—	—

Harold R. Carpenter
Chief Financial	1/24/2018	—	—	—	—	8,121	12,189	—	—	—	$469,526
Officer	NA	—	$388,500	$485,625	—	—	—	—	—	—	—

(1)
This column shows separately the possible payouts to the Named Executive Officers under the 2018 AIP assuming target and maximum levels of performance.  Actual amounts paid in January 2019 to the Named Executive Officers under the 2018 AIP are reflected in the Summary Compensation Table above under the column "Non-Equity Incentive Plan Compensation." Pursuant to the terms of the 2018 AIP, the Human Resources and Compensation Committee has the authority to increase or decrease the amount paid to the Named Executive Officer under the plan by up to 10%, but did not do so related to the 2018 AIP.

(2)
This columns reflects performance units. The number of these performance units that could be earned is determined based on the Company's Return on Average Tangible Assets in 2018, 2019, and 2020 (exclusive of certain charges such as gains or losses on sales of investment securities, merger-related expenses, expenses associated with changes in law or GAAP or other unusual items), with 33% of the total award earned per year based on the Company's performance so long as the recipient remains employed by the Company for a one-year period following the end of each applicable annual performance period. For each tranche, a like number of shares of Common Stock are not expected to be issued in settlement of the units until February 28, 2023 and then only if the Named Executive Officer is employed by the Company on that date (unless the Named Executive Officer's failure to be employed as of the date is the result of death, retirement after reaching age 65 or disability in which case the forfeiture restrictions will lapse upon the employee's termination resulting therefrom or in the case of retirement the original settlement date) and the Company’s NPA ratio as of December 31, 2022 is less than a predetermined NPA ratio established by the Human Resources and Compensation Committee at the time of grant.

(3)
On January 16, 2018, Mr. Callicutt received a time-based restricted share award of 3,500 shares pursuant to the terms of a legacy BNC incentive plan that carried over following the closing of the Company's acquisition of BNC. This award vests annually in pro rata increments over a three-year period.

(4)
Amounts in this column reflect the aggregate grant date fair value of the performance unit awards granted in 2018 to the Named Executive Officers other than Mr. Callicutt and the time-based restricted shares awarded to Mr. Callicutt in 2018. To calculate the grant date fair value of the performance unit awards, the Company multiplied the discounted closing price of the Company's Common Stock on the date of grant by the number of the performance units that could be earned at target level performance. The grant date fair value of the performance units was calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods excluding the effect estimated for forfeitures. In accordance with the requirements of ASC 718, a discount for illiquidity was used to estimate the fair value of the units due to the fact that each

Pinnacle Financial Partners, Inc.                                    51

tranche of the award is subject to a mandatory post-vest holding period that ends on February 28, 2023. To calculate the grant date fair value of the restricted shares awarded to Mr. Callicutt in accordance with the requirements of ASC 718, the Company multiplied the closing price of the Company's common stock on the grant date by the number of restricted shares.

Outstanding Equity Awards at 2018 Fiscal Year End

The following table summarizes information with respect to equity award holdings by the Named Executive Officers as of December 31, 2018.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR END

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

M. Terry Turner	—	—	—	—	—	—	—	212,239	$9,784,218

Robert A. McCabe, Jr.	—	—	—	—	—	—	—	196,407	$9,054,363

Richard D. Callicutt, II	—	—	—	—	—	26,532	$1,223,125	—	—

Hugh M. Queener	—	—	—	—	—	—	—	54,540	$2,514,294

Harold R. Carpenter	—	—	—	—	—	—	—	56,036	$2,583,260

(1)
Includes 23,032 restricted shares awarded to Mr. Callicutt prior to the closing of the Company's acquisition of BNC for which the vesting was not accelerated in connection with the acquisition, and which will vest on October 1, 2019. Also includes 3,500 shares of restricted stock granted on January 16, 2018 pursuant to the terms of a legacy BNC incentive plan and for which the forfeiture restrictions lapse in three equal annual installments. The Human Resources and Compensation Committee ceased using time-based restricted stock awards for executive compensation purposes after the January 2008 award, and subsequent awards (with the exception of salary stock units or Mr. Callicutt's time-based awards) have been 100% performance-based.

(2)
Market value is determined by multiplying the closing market price of the Company's common stock ($46.10) on December 31, 2018 by the number of shares.  With respect to unvested performance-based equity awards, represents the market value as of December 31, 2018 of the number of shares issuable upon achievement of the maximum performance goal.

(3)
The following information details the vesting status of the unvested performance-based vesting restricted stock and unvested performance-based vesting performance unit awards as of December 31, 2018 for the Named Executive Officers other than Mr. Callicutt who had not received any performance-based awards as of December 31, 2018:

Grant Date and Unvested Awards	Vesting criteria
1/20/09 Award
The remaining unvested shares vest 50% per year so long as the Company was profitable for the fiscal year ending immediately preceding the vesting date. The restrictions on the remaining unvested shares lapsed on January 20, 2019.

Turner 1,809
McCabe -
Queener 965
Carpenter 790

8/16/11 Award	For 50% of the remaining unvested shares, the restrictions on these shares will lapse on August 16, 2020, given fiscal year 2018 was profitable and met the vesting criteria.
Turner 3,439
McCabe -
Queener 2,780
Carpenter 3,756

Pinnacle Financial Partners, Inc.                                    52

Grant Date and Unvested Awards	Vesting criteria
1/11/13 Award	The restrictions on these shares lapsed on February 28, 2019 as Pinnacle Bank achieved a classified asset ratio of less than 35% as of December 31, 2018.
Turner 9,650
McCabe 9,123
Queener 2,797
Carpenter 2,797

1/22/14 Award	The restrictions on these shares lapsed on February 28, 2019 as Pinnacle Bank achieved the required soundness target of an NPA ratio of not more than 1.50% as of December 31, 2018.
Turner 19,202
McCabe 18,217
Queener 4,564
Carpenter 4,564
Callicutt -

1/23/15 Award
The restrictions on these restricted shares will lapse as soon as practicable after filing of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2019 upon Pinnacle Bank's attainment of a previously approved soundness target tied to Pinnacle Bank’s NPA ratio as of December 31, 2019.

Turner 38,015
McCabe 36,058
Queener 9,259
Carpenter 9,259

1/21/16 Award
These units will be settled in shares of Common Stock if the Company achieves a previously approved soundness target tied to Pinnacle Bank’s NPA ratio as of December 31, 2020. If this soundness ratio is achieved, the shares issued in settlement of the units would be issued following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2020.

Turner 41,113
McCabe 39,068
Queener 11,068
Carpenter 11,068

1/25/17 Award
Represents performance units granted on January 25, 2017 that may be earned at maximum level of performance.  In order for the performance units to be earned, the Company is required to achieve certain ROATA thresholds in each year of the three year period ending December 31, 2019 (each year a performance period, thus 33% per year) and the NEO must remain an employee for one year after the achievement of the ROATA threshold (each year a service period). Moreover, before the units may be settled in shares of Common Stock, the Company must achieve a previously approved soundness target tied to Pinnacle Bank’s NPA ratio as of December 31, 2021. If this soundness ratio is achieved, the shares issued in settlement of the units would be issued following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021. The ROATA target associated with maximum payout was achieved for each of 2017 and 2018.

Turner 40,882
McCabe 38,827
Queener 11,505
Carpenter 11,613

1/24/18 Award
Represents performance units granted on January 24, 2018 that may be earned at maximum level of performance for 2018, 2019 and 2020.  In order for the performance units to be earned, the Company is required to achieve certain ROATA thresholds in each year of the three year period ending December 31, 2020 (each year a performance period, thus 33% per year) and the NEO must remain an employee for one year after the achievement of the ROATA threshold (each year a service period). Moreover, before the units may be settled in shares of Common Stock, the Company must achieve a previously approved soundness target tied to Pinnacle Bank’s NPA ratio as of December 31, 2022. If this soundness ratio is achieved, the shares issued in settlement of the units would be issued following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022. The ROATA target associated with 91.66% of the maximum payout was achieved for 2018.

Turner 58,129
McCabe 55,113
Queener 11,601
Carpenter 11,601

SERP BENEFITS

Name	Type of Plan	Years of Credited Service	Present Value of Accumulated Benefit	Payments made in 2018
Richard D. Callicutt, II	SERP		$4,004,438	—

In connection with the BNC merger, Pinnacle Bank assumed the Salary Continuation Agreement for the benefit of Mr. Callicutt. Mr. Callicutt was fully vested in his benefit under the Salary Continuation Agreement upon consummation of the BNC acquisition. Under the Salary Continuation Agreement, upon his attainment of the age of 65, Mr. Callicutt will receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually.

The present value of the accumulated benefit is determined in accordance with the Company's discount rate policy and pursuant to the Interagency Advisory on Accounting for Deferred Compensation Agreements and Bank owned Life Insurance. The discount rate is determined based on comparable underlying investments with comparable risk and expected duration.

Pinnacle Financial Partners, Inc.                                    53

The following table summarizes information for the Named Executive Officers concerning exercise of stock options and vesting of restricted shares and performance units during the fiscal year ended December 31, 2018, including (i) the number of shares of stock underlying options exercised in fiscal 2018; (ii) the aggregate dollar value realized upon such exercises of stock options; (iii) the number of shares of stock received from the vesting of restricted shares during fiscal 2018 and performance units earned based on fiscal 2018 performance; and (iv) the aggregate dollar value realized upon the vesting of such restricted shares and performance units. For additional information see EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-2018 Performance Plan Goals and Results-Long Term Incentive (LTI) Awards.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired On Vesting (#)(2)(3)	Value Realized on Vesting ($)(1)(3)
M. Terry Turner	31,717	1,422,644	43,607	2,834,222
Robert A. McCabe, Jr.	—	—	35,821	2,333,738
Richard D. Callicutt, II	—	—	23,032	1,266,990
Hugh M. Queener	—	—	12,805	831,224
Harold R. Carpenter	—	—	12,748	827,903

(1)
"Value Realized on Exercise" represents the difference between the closing sales price of the Company's common stock at exercise and the exercise or base price of the options. "Value Realized on Vesting" is determined by multiplying the number of shares of stock or units by the closing sales price of the Company's common stock on the vesting date.

(2)
Includes restricted share awards (including restricted shares that were issued in settlement of performance units) issued prior to 2018 but which vested during 2018.  Excludes performance units previously issued which were settled in restricted shares in years prior to 2018 that continue to be subject to forfeiture based on Pinnacle Bank attaining certain soundness thresholds at the end of future fiscal years and performance units previously issued for which the one-year service period and/or the soundness threshold related to such award has not yet been achieved or measured.

(3)
Values reported include shares withheld to cover withholding tax obligations in the following amounts: Mr. Turner - 17,162 shares; Mr. McCabe - 14,049 shares; Mr. Queener - 3,714 shares and Mr. Carpenter - 3,675 shares. The share price utilized for purposes of calculating the number of shares to withhold was the closing sales price of the Company's common stock on the vesting date. Mr. Callicutt made a Section 83(b) election at the time he received the underlying award and as a result owed no taxes upon the vesting of the shares reflected above.

Employment and Salary Continuation Agreements

The employment agreements that the Company has entered into with each of Messrs. Turner, McCabe, Callicutt, Queener and Carpenter are described in more detail below.  With the exception of Mr. Callicutt, these agreements automatically renew each year on January 1 unless the Human Resources and Compensation Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.

The Company entered into a three-year employment contract with M. Terry Turner, President and Chief Executive Officer, on March 1, 2000; Robert A. McCabe, Jr., Chairman of the Board on August 1, 2000; Hugh M. Queener, Chief Administrative Officer, on August 1, 2000; and  Harold R. Carpenter, Chief Financial Officer, on March 14, 2006.  Each of these employment agreements was amended on January 1, 2008 to eliminate the automatic three year renewable clause in the agreement as well as incorporate the impact of IRS Code Section 409A into the agreement and were further amended in 2014 to provide each Named Executive Officer with six weeks of paid vacation and to make certain other immaterial changes. There were no other significant changes to the terms and conditions of the original agreement as a result of these amendments.  The amended agreement automatically renews annually on January 1, unless any of the parties to the agreement gives notice of intent not to renew the agreement prior to November 30 of the preceding year in which case the agreement terminates thirty days later.

Pinnacle Financial Partners, Inc.                                    54

The employment agreements described above for Messrs. Turner, McCabe, Queener and Carpenter require the Company to make certain severance payments to the executives in the event that the Company terminates the employment of the executive without "cause" or the executive terminates his employment for "cause".  The employment agreements also require the Company to make certain payments to the executives in the event that the executive becomes disabled.  Under the terms of the employment agreements, if the Company terminates the executive without cause, it must pay the executive severance equal to three year's base salary.  If the executive terminates his employment with the Company for cause, the Company must pay the executive a maximum of up to twelve months of base salary.

The employment agreements also contain provisions that if the Company terminates the executive without "cause" or the executive terminates his employment with the Company for "cause" within a year following a "change of control", the executive shall be entitled to a lump sum severance payment equal to three times the executive's then current base salary and target bonus, plus certain retirement benefits plus tax payments. Also in the event of a change of control, the executive will receive three years of Company-provided health plan benefits subsequent to his voluntary termination for “cause” or involuntary termination by the Company without “cause,” each as defined in the employment agreements.

Generally, this "change of control" provision is typically referred to as a "double trigger" because (a) a change of control has to occur and (b) the executive has to terminate his employment for "cause" or be terminated by the Company without “cause.” As defined in the employment agreements, a "change of control" generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company's shareholders before the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

For purposes of Messrs. Turner's, McCabe's, Queener's and Carpenter's employment agreements, the term "cause" for purposes of determining whether the Company or Pinnacle Bank has terminated the individual in a manner that does not require payment of the change of control or severance benefits  means a material breach by the individual of his employment agreement that remains uncured after the expiration of thirty (30) days following delivery of written notice to the individual by the Company or Pinnacle Bank; the individual's arrest for, charge in relation to (by criminal information, indictment or otherwise), or conviction of a crime involving breach of trust or moral turpitude; conduct by the individual that amounts to gross and willful insubordination or inattention to his duties and responsibilities under the employment agreement; or conduct by the individual that results in removal as an officer or executive of the Company or Pinnacle Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or Pinnacle Bank.

For purposes of Messrs. Turner's, McCabe's, Queener's and Carpenter's employment agreements, the term "cause" for purposes of determining whether the individual has the ability to voluntarily terminate his employment and receive payment of the change of control or severance benefits means a material modification to the individual's job title(s) or position(s) of responsibility or the scope of his authority or responsibilities under the employment agreement without his written consent; an adverse change in supervision, including a requirement that the individual report to a person or entity different than the person or entity to whom he reported previously, which change in supervision is effected without the individual's written consent; an adverse change in overall supervisory authority which change in supervisory authority is effected without the individual's written consent; any change in the individual's office location such that the individual is required to report regularly to a location that is beyond a 25-mile radius from his office location at the time the employment agreement was entered into, which change in office location is effected without the individual's written consent; any material reduction in salary, bonus opportunity or other benefits provided for in the employment agreement from the level in effect immediately prior to such reduction; and any giving of notice of non-renewal of the employment agreement by the Human Resources Committee of the Board of Directors of the Company.

On June 16, 2017, in connection with the consummation of its acquisition of BNC, the employment agreement entered into by the Company and Pinnacle Bank with Mr. Callicutt became effective. The employment agreement provides for an initial three-year term that automatically renews for successive one-year terms beginning on January 1, 2021 unless terminated in advance of any such renewal by the Company or Mr. Callicutt (i.e. in the same fashion as the other Named Executive Officer employment agreements).

Pinnacle Financial Partners, Inc.                                    55

In settlement of certain of Mr. Callicutt’s benefits under his employment agreement with BNC, he was paid by BNC an initial cash payment of $1,996,667 prior to the closing of the BNC acquisition and, upon his termination of employment from the Company and Pinnacle Bank, the Company and Pinnacle Bank are obligated under the terms of his employment agreement with the Company and Pinnacle Bank to pay Mr. Callicutt an additional cash payment of $763,333 (together with interest on any unpaid portion of that amount from June 16, 2017 at a rate equal to 30-day LIBOR plus 1.50%), which would either be paid in a lump sum (if the termination of employment occurred at any time prior to June 16, 2019) or in ten monthly installments (if the termination of employment occurred later).

The employment agreement provides that Mr. Callicutt will receive a payment equal to three times his then current base salary and target bonus amount, plus certain other retirement benefits, if his employment is terminated by the Company without “cause” (as defined in the employment agreement) or by Mr. Callicutt for “cause” (as defined in the employment agreement) within 12 months following a “change of control” (as defined in the employment agreement). In addition, in such a change of control scenario, Mr. Callicutt will receive three years of Company-provided health plan benefits subsequent to his voluntary termination for cause or involuntary termination by the Company without cause. In the event that any payments or benefits paid to Mr. Callicutt by the Company would subject him to an excise tax under Section 4999 of the Code, any such payments or benefits shall be reduced (but not below zero) to the extent necessary to avoid an excise tax on any portion of such payments or benefits, but only if the net amount of such payments or benefits, as reduced, is greater than or equal to the net amount of such payments or benefits if such reduction were not made and the tax was paid by Mr. Callicutt.

The employment agreement described above for Mr. Callicutt requires the Company to make certain severance payments to him in the event that the Company terminates his employment without cause or he terminates his employment for cause, in each case not within 12 months following a change of control. Under the terms of the employment agreement, if the Company terminates Mr. Callicutt without cause under this scenario, it must pay him cash severance equal to three times his then current base salary. If Mr. Callicutt terminates his employment with the Company for cause under this scenario, the Company must pay him cash severance equal to two times his then current base salary. The employment agreement also requires the Company to make certain payments to Mr. Callicutt in the event that he becomes disabled.

For purposes of Mr. Callicutt’s employment agreement, “change of control” has the same meaning as that term is defined in the employment agreements with the Company’s other Named Executive Officers and “cause” whether in the case where Mr. Callicutt’s employment is terminated by the Company or voluntarily by him has substantially the same meaning as those terms are defined in the employment agreements with the Company’s other Named Executive Officers.

In connection with the closing of its acquisition of BNC, the Company assumed the Salary Continuation Agreement. Mr. Callicutt was fully vested in his benefit under the Salary Continuation Agreement upon consummation of the BNC acquisition. Under the Salary Continuation Agreement, upon his attainment of the age of 65, Mr. Callicutt will receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually.

Equity Awards

Furthermore, in the event of a change of control, any unvested restricted share awards (including restricted shares issued in settlement of performance-based vesting restricted share units), pursuant to the restricted share agreements with the executives noted above, would immediately vest.  For the performance-based vesting restricted share units issued in 2018, 2017 and 2016, the amount that would vest upon a change in control would be determined by the Human Resources and Compensation Committee and would equal the greater of the target level payout and the amount that would have been expected to vest based on the Company's performance through the date the Human Resources and Compensation Committee makes is determination.  For the performance-based vesting restricted share units issued prior to 2015, upon occurrence of a change in control as of December 31, 2018, all of the restrictions applicable to the restricted shares issued in settlement of these performance units would vest.

Amounts Payable to Named Executive Officers Following Certain Termination Scenarios

The following is a tabular presentation of the amounts that would be owed the Named Executive Officers assuming the event occurred on December 31, 2018. The following table does not include the value of payments that would be owed to Mr. Callicutt under the Salary Continuation Agreement as those payments are unconditional given that Mr. Callicutt was fully vested in his benefits under the Salary Continuation Agreement effective upon the consummation of the Company's acquisition of BNC. See the "SERP Benefits for 2018" table above for more information.

Pinnacle Financial Partners, Inc.                                    56

	Employee disability (1)	Employee death(1)	Pinnacle terminates employment without cause (2)	Employee terminates employment for cause (2)	Pinnacle terminates employee for cause or Employee terminates employment without cause (3)	Employee retires(4)	Pinnacle terminates Employee without cause or Employee terminates for cause within twelve months of a change of control(5)

M. Terry Turner
Base Salary	$1,000,000	$—	$1,000,000	$1,000,000	$—	$—	$1,000,000
Cash incentive payment	—	—	—	—	—	—	1,000,000
Total	$1,000,000	$—	$1,000,000	$1,000,000	$—	$—	$2,000,000
Multiplier (in terms of years)	x .5	x -	x 3	x 1	x -	—	x 3
Aggregate cash payment	$500,000	$—	$3,000,000	$1,000,000	$—	$—	$6,000,000

Health insurance	—	—	9,600	2,400	—	—	28,800
Tax assistance	—	—	—	—	—	—	7,500
Value of unvested or unearned restricted shares and performance units that immediately vest	9,784,218	9,784,218	—	—	3,330,218	—	9,784,218
Life Insurance benefits	—	500,000	—	—	—	—	—
Payment for excise tax and gross up (6)	—	—	—	—	—	—	6,707,427
	$10,284,218	$10,284,218	$3,009,600	$1,002,400	$3,330,218	$—	$22,527,945

Robert A. McCabe, Jr.
Base Salary	$950,000	$—	$950,000	$950,000	$—	$—	$950,000
Cash incentive payment	—	—	—	—	—	—	950,000
Total	$950,000	$—	$950,000	$950,000	$—	$—	$1,900,000
Multiplier (in terms of years)	x .5	x -	x 3	x 1	x -	—	x 3
Aggregate cash payment	$475,000	$—	$2,850,000	$950,000	$—	$—	$5,700,000

Health insurance	—	—	9,600	2,400	—	—	28,800
Tax assistance	—	—	—	—	—	—	7,500
Value of unvested or unearned restricted shares and performance units that immediately vest	9,054,363	9,054,363	—	—	3,161,308	4,481,612	9,054,363
Life Insurance benefits	—	500,000	—	—	—	—	—
Payment for excise tax and gross up (5)	—	—	—	—	—	—	6,313,504
	$9,529,363	$9,554,363	$2,859,600	$952,400	$3,161,308	$4,481,612	$21,104,167

Richard D. Callicutt, II
Base Salary	$661,500	$—	$661,500	$661,500	$—	$—	$661,500
Cash incentive payment	—	—	—	—	—	—	496,125
Total	$661,500	$—	$661,500	$661,500	$—	$—	$1,157,625
Multiplier (in terms of years)	x .5	x -	x 3	x 2	x -	—	x 2
Aggregate cash payment	$330,750	$—	$1,984,500	$1,323,000	$—	$—	$2,315,250

Health insurance	—	—	9,600	2,400	—	—	28,800
Tax assistance	—	—	—	—	—	—	7,500
Value of unvested or unearned restricted shares and performance units that immediately vest	1,223,125	1,223,125	1,061,867	1,061,867	—	1,113,440	1,223,125
Life Insurance benefits	—	1,721,090	—	—	—	—	—
Deferred BNC Payouts (7)	789,989	789,989	789,989	789,989	789,989	789,989	789,989
Payment for excise tax and gross up (6)	—	—	—	—	—	—	—
	$2,343,864	$3,734,204	$3,845,956	$3,177,256	$789,989	$1,903,429	$4,364,664

Pinnacle Financial Partners, Inc.                                    57

	Employee disability (1)	Employee death(1)	Pinnacle terminates employment without cause (2)	Employee terminates employment for cause (2)	Pinnacle terminates employee for cause or Employee terminates employment without cause (3)	Employee retires(4)	Pinnacle terminates Employee without cause or Employee terminates for cause within twelve months of a change of control(5)

Hugh M. Queener
Base Salary	$518,000	$—	$518,000	$518,000	$—	$—	$518,000
Cash incentive payment	—	—	—	—	—	—	388,500
Total	$518,000	$—	$518,000	$518,000	$—	$—	$906,500
Multiplier (in terms of years)	x .5	x -	x 3	x 1	x -	—	x 3
Aggregate cash payment	$259,000	$—	$1,554,000	$518,000	$—	$—	$2,719,500

Health insurance	—	—	9,600	2,400	—	—	28,800
Tax assistance	—	—	—	—	—	—	7,500
Value of unvested or unearned restricted shares and performance units that immediately vest	2,514,294	2,514,294	—	—	855,478	855,478	2,514,294
Life Insurance benefits	—	250,000	—	—	—	—
Payment for excise tax and gross up (6)	—	—	—	—	—	—	2,249,573
	$2,773,294	$2,764,294	$1,563,600	$520,400	$855,478	$855,478	$7,519,667

Harold R. Carpenter
Base Salary	$518,000	$—	$518,000	$518,000	$—	$—	$518,000
Cash incentive payment	—	—	—	—	—	—	388,500
Total	$518,000	$—	$518,000	$518,000	$—	$—	$906,500
Multiplier (in terms of years)	x .5	x -	x 3	x 1	x -	—	x 3
Aggregate cash payment	$259,000	$—	$1,554,000	$518,000	$—	$—	$2,719,500

Health insurance	—	—	9,600	2,400	—	—	28,800
Tax assistance	—	—	—	—	—	—	7,500
Value of unvested or unearned restricted shares and performance units that immediately vest	2,583,260	2,583,260	—	—	856,308	856,308	2,583,260
Payment for excise tax and gross up (6)	—	—	—	—	—	—	2,206,756
	$2,842,260	$2,583,260	$1,563,600	$520,400	$856,308	$856,308	$7,545,816

(1)
The above amounts do not include benefits owed the Named Executive Officers or their estates pursuant to the Company's broad-based group disability insurance policies or group life insurance policy.  These benefits would be paid pursuant to these group polices which are provided to all employees of the Company.  Additionally, and also not included in the above amounts, the Named Executive Officers and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., "gap coverage") for these individuals over the broad-based group disability coverage maximums. The amounts above do include benefits that would be owed to each of Messrs. Turner, McCabe, Callicutt and Queener upon their death pursuant to additional life insurance policies maintained on their behalf by the Company. For Mr. Callicutt, with respect to his unvested, time-based restricted share awards reflected in the amounts noted above, the total includes the value of all of such unvested awards. For each of the Named Executive Officers other than Mr. Callicutt, with respect to unvested, performance-based restricted shares issued in settlement of previously earned performance units but for which the applicable soundness threshold measurement date has not yet occurred, includes the value of all of such shares.  For each of the Named Executive Officers other than Mr. Callicutt, with respect to performance units for which the performance period has been completed, but for which the related service period, if applicable, or soundness threshold measurement date has not occurred, includes the value of the performance units earned for the completed performance period.  For each of the Named Executive Officers other than Mr. Callicutt, with respect to the performance units for which the performance period has not been completed, includes the value of such units that may be earned.  In respect of those awards of performance units for which the performance period has not been completed, the amount of such units that shall vest upon the Named Executive Officer's death or disability would be determined by the Human Resources and Compensation Committee and would equal the greater of the target level payout and the amount that would have been expected to be earned based on the Company's performance through the date of the Named Executive Officer's death or disability.

Pinnacle Financial Partners, Inc.                                    58

(2)
Includes the value of the unvested time-based restricted shares awarded to Mr. Callicutt prior to the closing of the Company's acquisition of BNC for which the vesting was not accelerated in connection with the acquisition. Under the terms of Mr. Callicutt's employment agreement, these unvested shares vest immediately upon his termination for any reason other than if the Company terminates his employment for cause or he terminates his employment without cause.

(3)
For each of the Named Executive Officers, includes the value of performance units at December 31, 2018 for awards granted in 2015, 2016, 2017 and 2018 at actual levels of payout for which the performance period and one-year service period, if any, has been completed. Upon termination in the applicable scenario, the associate is entitled to receive the number of units that he has earned for the performance periods that have been completed and for which the required service period, if any, has been satisfied. These units will be settled in shares of the Company's common stock only if the Company achieves the NPA ratio applicable to such awards. For Mr. McCabe, in the event that he terminates his employment without cause, he would instead receive the amount set forth in the retirement column as such termination would be treated as a retirement since he is retirement age eligible.

(4)
For each of the Named Executive Officers, includes the value of performance units at December 31, 2018 for awards granted in 2015, 2016, 2017 and 2018 at actual levels of payout for which the performance period has been completed, but for which any final soundness threshold measurement date has not occurred.  Upon retirement from the Company after reaching age 65, eligible associates are entitled to receive the number of units that they would have earned but for the fact that they had not yet completed any required service period or that they would have earned for the performance period during which they retired based on the Company's performance for that period against the performance criteria established at grant date prorated for the number of days they were employed during the performance period during which they retired. These units that are earned will be settled in shares of the Company's common stock only if the Company achieves the NPA ratio applicable to such awards. For Mr. Callicutt, includes the value of the unvested time-based restricted shares awarded to him prior to the closing of the Company's acquisition of BNC and a portion of the time-based restricted stock award he was granted on January 16, 2018, prorated, in the case of the 2018 award, for the number of days he was employed during the first vesting period. The award agreement for the 2018 award provides that upon the termination of his employment by reason of retirement, then, upon the consent of the Human Resources and Compensation Committee, a pro rata portion of the amount of shares that were scheduled to lapse on the next vesting date immediately following the date of his retirement will vest in a pro rata amount equal to the quotient resulting from dividing (A) the number of days that have lapsed from the most recent vesting date preceding the date of his retirement and (B) 365.

(5)
For the performance units issued in 2015, 2016, 2017 and 2018, the amount that would vest upon a change in control would equal (A) any amounts earned for performance periods that were then completed but for which the required service period, if any, or soundness threshold had not yet been achieved and (B) for performance periods that were not then complete, such amount as may be determined by the Human Resources and Compensation Committee equal to the greater of the target level payout and the amount that would have been expected to be earned based on the Company's performance through the date the Human Resources and Compensation Committee makes its determination. The amounts presented in the table reflect actual amounts earned for awards for which the performance period was then complete and the maximum level payout for all other awards. The amount presented for Mr. Callicutt represents the value of both time-based restricted stock awards previously granted to him, as both awards would fully vest upon a change in control.

(6)
In determining the anticipated payment due the executive for excise tax and gross up pursuant to a termination by the Company of the employee without cause or a termination by the employee for cause in each case, within twelve months following a change of control, the Company has included in the calculation the anticipated value of the immediate vesting of previously unvested restricted share awards and restricted stock unit awards (including performance unit awards) in addition to the cash payments and healthcare and other benefits noted above.  As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe, Queener, and Carpenter in the event of a change of control to be approximately $2.7 million, $2.5 million, $871,000, and $891,000, respectively.  For purposes of these calculations, the Company has calculated the executives' base amounts for purposes of Section 280G utilizing compensation for the years 2014-2018 inclusive. The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters are generally not subject to Section 280G of the Code. An anticipated payment has not been included for Mr. Callicutt because his employment agreement does not contain an excise tax gross up provision but rather a "best net" provision, and as a result, amounts payable to him in the event of a change in control may be subject to reduction under Sections 280G and 4999 of the Code.

(7)
Reflects the value of the Deferred Payment at December 31, 2018, which Mr. Callicutt is entitled to receive upon the termination of his employment with the Company for any reason. The Deferred Payment would either be paid in a lump sum (if the termination of employment occurred on or before June 16, 2019) or in ten monthly installments (if the termination of employment occurred later).

Pinnacle Financial Partners, Inc.                                    59

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for the year ended December 31, 2018:

•
The median of the annual total compensation of all of our employees (other than our CEO), was $67,869; and the annual total compensation of Mr. Turner, our President and Chief Executive Officer was $4,376,775.

•	Based on this information, for 2018, the ratio of the annual total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all employees is 64 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•
SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. We believe there have been no changes in our employee population or employee compensation arrangements that would result in a significant change to this pay ratio disclosure.

•	The median employee was identified for 2017 based on the employee population on December 31, 2017, which consisted of all full-time, part-time, temporary, and seasonal employees employed on that date.

•
To find the median of the annual total compensation of our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2017. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2017, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

•
Based on our intention to use the same median employee identified in 2017, we reviewed 2018 compensation for this identified median employee, which was calculated by adding together all elements of this employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•
We identified an anomaly with this employee’s 2018 compensation that would have significantly impacted our pay ratio and therefore substituted this employee with an employee immediately adjacent to the median employee that had substantially similar 2017 W-2 compensation to that of the original median employee identified for 2017.

•
Compensation for this employee, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K was $67,869 for 2018. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table appearing on page 47 of this proxy statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

Pinnacle Financial Partners, Inc.                                    60

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of February 22, 2019, the number of shares of Common Stock beneficially owned by (a) any person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock, (b) each current director of the Company, (c) each Named Executive Officer listed in the Summary Compensation Table, and (d) all directors and executive officers, as a group. The information shown below is based upon information furnished to the Company by the named persons and the percentages are calculated based on shares outstanding as of February 22, 2019.

	Number of Shares Beneficially Owned
Name	Common Shares Beneficially Owned	Aggregate Stock Option Grants Exercisable within 60 days of February 22, 2019	Total	Percent of All Shares Owned
Board of Directors (1):
Abney S. Boxley, III (3)	58,165	—	58,165	0.08%
Charles E. Brock (4)	46,194	12,333	58,527	0.08%
Renda J. Burkhart	5,874	—	5,874	0.01%
Gregory L. Burns	31,238	—	31,238	0.04%
Richard D. Callicutt, II (5)	154,468	—	154,468	0.20%
Marty G. Dickens	21,012	—	21,012	0.03%
Thomas C. Farnsworth, III	20,771	—	20,771	0.03%
Joseph C. Galante	20,659	—	20,659	0.03%
Glenda Baskin Glover	6,952	—	6,952	0.01%
David B. Ingram (6)	178,346	—	178,346	0.23%
Robert A. McCabe, Jr. (2)	564,343	—	564,343	0.73%
Ronald L. Samuels	26,375	—	26,375	0.03%
Gary L. Scott	49,773	—	49,773	0.06%
Thomas R. Sloan (7)	158,788	—	158,788	0.20%
Reese L. Smith, III	64,171	—	64,171	0.08%
G. Kennedy Thompson (8)	1,662	—	1,662	—%
M. Terry Turner (2)	458,363	—	458,363	0.59%

Named Executive Officers (1):				—%
Hugh M. Queener (2)	293,863	—	293,863	0.38%
Harold R. Carpenter (2)	130,459	—	130,459	0.17%

All Directors and executive officers as a Group (20 persons)	2,291,476	12,333	2,303,809	2.97%

Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:
BlackRock, Inc. (9)
55 East 52nd Street
New York, NY 10055	6,727,103	—	6,727,103	8.68%

The Vanguard Group, Inc. (10)
100 Vanguard Blvd.
Malvern, PA 19355	6,590,091	—	6,590,091	8.50%
All Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:	13,317,194	—	13,317,194	17.18%

(1)
Except as otherwise indicated below, each person is the record owner of and has sole voting and investment power with respect to his or her shares.  Additionally, the address for each person listed is 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.

(2)
As of February 20, 2019, the following individuals have pledged the following amounts of their Common Stock beneficially owned to secure lines of credit or other indebtedness: Mr. Turner - 144,647 shares; Mr. McCabe - 40,510 shares; Mr. Callicutt - 119,000 shares, and Mr. Carpenter - 11,208 shares.

(3)	Includes 13,087 shares owned by Boxley Family LLC, of which Mr. Boxley is a member and 5,521 shares owned by Mr. Boxley's children.

(4)	Includes 8,910 shares owned by TNUTMA, of which Mr. Brock's wife is the custodian.

(5)	Includes 1,749 shares owned by Mr. Callicutt's wife.

(6)
Mr. Ingram disclaims beneficial ownership of 143,099 shares of Common Stock held in trusts for the benefit of his children for which trusts Mr. Ingram's spouse is the trustee and 2,000 shares owned by Mr. Ingram's wife.

(7)
Includes 44,862 shares owned by Sloan Capital Company, LLC of which Mr. Sloan is a member, 3,141 shares owned by Mr. Sloan's wife and 1,380 shares held in a trust for the benefit of his child for which Mr. Sloan serves as the trustee.

Pinnacle Financial Partners, Inc.                                    61

(8)	Mr. Thompson is a Principal of Aquiline Capital Partners, LLC. Aquiline Capital Partners, LLC beneficially owned 2,555,594 shares as of February 20, 2019.

(9)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the SEC on February 6, 2019.

(10)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the SEC on February 11, 2019.

Stock Ownership Guidelines

All of the Company's directors are encouraged to maintain a meaningful personal ownership of Common Stock in excess of minimum guidelines established by the Company's Corporate Governance Guidelines.  Generally, the guidelines require that directors own shares with a value of approximately 300% of the average annual compensation paid to a Board member by the Company, provided that until such level is reached, the minimum level may be satisfied by the retention of ownership of all restricted shares granted that have vested, if any.  For purposes of these beneficial ownership requirements, the average closing price for the last 15 day trading days of the preceding calendar year are used to determine market value.  As of December 31, 2018 such market value per share was $47.08.  The minimum guidelines must be satisfied exclusive of shares pledged or held in margin accounts with outstanding margin debt.  All of the Company's directors are in compliance with the minimum ownership guidelines (including compliance exclusive of shares pledged).

The Board of Directors also expects the Chief Executive Officer and all other executive officers to maintain a meaningful personal ownership in the Company in the form of Common Stock.  The minimum Common Stock beneficial ownership levels for the Chief Executive Officer and the Chairman of the Board are a minimum of 400% of their annual cash salary in Company Common Stock.  For purposes of this measurement, the average closing price of the Company's Common Stock for the last 15 trading days of the previous calendar year is used to determine the market value of each executive's holdings.  Additionally, the Executive Committee established stock beneficial ownership levels of 300% of the annual cash salary for the Chairman of the Carolinas and Virginia, Vice Chairman, and the Chief Administrative Officer; 200% of the annual cash salary for the Chief Financial Officer; and 150% of the annual cash salary for the Chief Credit Officer.  All such executive officers currently own shares in amounts that exceed the applicable minimum level of beneficial ownership (including compliance exclusive of shares pledged).  Should an executive officer's ownership fall below the minimum beneficial ownership levels noted above, in order to transact an open market sale of their Company Common Stock, the officer would be required to seek the prior approval of the Board. All of the Company's executive officers are in compliance with the minimum ownership guidelines (including compliance exclusive of shares pledged).

Anti-Hedging Policy and Pledges of Shares of Common Stock

The Company has an anti-hedging policy that prohibits directors, officers or employees from engaging in short sales or hedging including purchases or sales of puts or calls, collars or other hedging on the Company's Common Stock, and such transactions violate its Insider Trading Policy and Code of Conduct. Directors and executive officers must certify compliance with the Insider Trading Policy and Code of Conduct annually.

The Company's Corporate Governance Guidelines, which are reviewed annually by the Board, also state that pledging of shares of Company Common Stock is disfavored and executive officers should seek to minimize the amount of stock pledged over time. As noted above, shares of Common Stock pledged are not counted toward compliance with stock ownership guidelines by our executive officers and directors.  The Nominating and Corporate Governance Committee takes into account compliance with the ownership guidelines in considering whether to re-nominate a director.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's outstanding Common Stock to file with the SEC initial reports of ownership and reports of changes in their ownership of the Company Common Stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file.  To our knowledge, based solely on a review of the copies of these reports furnished to the Company during the year ended December 31, 2018, or on written representations from certain reporting persons that no Forms 5 were required for those persons, all of the persons who were directors or executive officers of the Company during 2018, complied with all applicable Section 16(a) filing requirements during 2018.

Pinnacle Financial Partners, Inc.                                    62

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has loan and deposit transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, and corporations, partnerships or other organizations in which the directors and officers have a controlling interest. All these transactions were entered into on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features to the Company or the Bank. None of such loans were disclosed as nonaccrual, past due, restructured or potential problems in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

At the time of the Company’s acquisition of BNC, BNC had a long-standing relationship with a professional recruiting firm that provided it with professional level searches. The Company continued the relationship following its acquisition of BNC. The owner of this recruiting firm is married to Richard D. Callicutt II, a director of the Company and the Company’s and the Banks’ Chairman of the Carolinas and Virginia. The Company has paid $267,760 in fees to the recruiting firm since January 1, 2018. The Company’s Audit Committee has reviewed the historical compensation paid to this firm by the Company following consummation of the BNC merger and has engaged in discussions with management regarding the candidates presented by this firm and hired by Pinnacle Bank and the fees paid to this firm in relation to fees paid to other similar search firms with whom the Company has worked. The Audit Committee has approved the continuation of the Company’s relationship with the recruiting service.

Cooper Samuels, a Senior Vice President - Private Banking of the Company, is the son of Ronald Samuels, our Vice Chairman. Cooper Samuels is compensated in a manner consistent with our employment and compensation policies applicable to other employees of similar title and responsibility. In 2018, Cooper Samuels received a base salary of $120,000. He was also paid a cash incentive payment under the Company’s annual cash incentive plan of $22,103 in 2018 based on the Company’s and his performance in 2017. In 2018 he was awarded shares of time-based vesting restricted stock with a grant date fair value of $3,053 and participated in the Company’s other health and welfare benefit plans on the same basis as the Bank’s other employees. The Human Resources and Compensation Committee reviews Cooper Samuels’ compensation.

Pinnacle Financial Partners, Inc.                                    63

Pursuant to the Audit Committee Charter, the Audit Committee of the Board is responsible for reviewing and approving any transaction required to be described in this proxy statement pursuant to the rules and regulations of the SEC.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised solely of independent directors, as defined under the Nasdaq Listing Rules and the rules and regulations of the Securities and Exchange Commission, including Rule 10A-3 promulgated under the Exchange Act. The Audit Committee's responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee, among other things, reviewed the audited financial statements for fiscal year 2018 with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, underlying estimates and significant judgments used in the financial statements, the clarity of disclosures in the financial statements, the analysis of financial condition and results of operations, and the effectiveness of internal controls over financial reporting.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has reviewed with Crowe LLP, the Company’s current independent registered public accounting firm, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the Crowe LLP's communications with the Audit Committee concerning independence, and has discussed with Crowe LLP their independence in relation to the Company The Audit Committee also considered whether Crowe LLP’s provision of non-audit services to the Company is compatible with Crowe LLP’s independence, and has concluded that such provision of services is compatible with Crowe LLP’s independence.

The Audit Committee discussed with the Company’s internal auditors and Crowe LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Crowe LLP, with and without management present, to discuss the results of their audits, their evaluations of the Company’s systems of internal controls and the overall quality and adequacy of the Company’s financial reporting. The Audit Committee discussed with management, the internal auditors and Crowe LLP the internal audit function’s organization, responsibilities, budget and staffing. Both the internal auditors and Crowe LLP have unrestricted access to the Audit Committee. The Audit Committee held nine meetings during fiscal year 2018.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Gregory L. Burns, Chairman
Joseph Galante, Member
Glenda Baskin Glover, Member
David Ingram, Member
Thomas R. Sloan, Member
G. Kennedy Thompson, Member

Pinnacle Financial Partners, Inc.                                    64

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of the Company engaged Crowe LLP ("Crowe") to serve as the Company's independent registered public accounting firm for the Company for the year ended December 31, 2018 and 2017.

Audit Fees.  During the years ended December 31, 2018 and 2017, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2018	2017
Audit Fees (1)	$1,361,000	$1,845,000
Audit-Related Fees (2)	91,256	99,917
Tax Fees	311,110	440,796
All Other Fees	—	—
Total Fees	$1,763,366	$2,385,713

(1)
Includes fees related to the annual independent audit of the Company's financial statements and reviews of the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, report on internal control over financial reporting, and required statutory filings. These fees also include fees for services in conjunction with our acquisitions and in connection with our public offering of common stock completed in January 2017.

(2)	Represents out-of-pocket fees reimbursed to Crowe.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services performed by the Company's independent registered public accounting firm for the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by Crowe during fiscal years 2018 and 2017, respectively, prior to performing such services.

OTHER MATTERS

The Board of the Company knows of no other matters that may be brought before the Meeting. If, however, any matters other than those set forth in this proxy statement should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.

If you cannot be present in person, you are requested to vote and submit your proxy promptly. You may vote by toll-free telephone, by the Internet or, if you requested printed materials, by completing, dating, signing and returning the accompanying proxy card promptly in the envelope provided. No postage is required if mailed in the United States.

Pinnacle Financial Partners, Inc.                                    65

GENERAL INFORMATION

Annual Report.  The Company's 2018 Annual Report being made available to shareholders with this proxy statement.  The Annual Report is not a part of the proxy solicitation materials.

Additional Information.  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2018, excluding certain exhibits thereto, may be obtained without charge by writing to Pinnacle Financial Partners, Inc., Attn:  Chief Financial Officer, 150 Third Avenue South, Suite 900, Nashville, Tennessee  37201.  Also, the Company's Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2018 can also be accessed via the "Investor Relations" section of the Company's website located at www.pnfp.com.

By Order of the Board of Directors,

Hugh M. Queener
Corporate Secretary
March 7, 2019

PINNACLE FINANCIAL PARTNERS, INC.
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 16, 2019

The undersigned hereby appoints Robert A. McCabe, Jr. or M. Terry Turner or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of Pinnacle Financial Partners, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the 2019 Annual Meeting of Shareholders to be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee  37201 and at any adjournments of the annual meeting, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the 2019 Annual Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE SHAREHOLDERS VOTE “FOR” PROPOSALS 1 THROUGH 3.

PROPOSAL #1: To elect seventeen persons to serve as directors, for a term of one year and until the due election and qualification of their successors:

Abney S. Boxley, III	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Robert A. McCabe, Jr.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Gregory L. Burns	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Reese L. Smith, III	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Thomas C. Farnsworth, III	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	M. Terry Turner	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
David B. Ingram	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Renda J. Burkhart	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Gary L. Scott	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Marty G. Dickens	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
G. Kennedy Thompson	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Glenda Baskin Glover	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Charles E. Brock	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Ronald L. Samuels	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Richard D. Callicutt, II	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Thomas R. Sloan	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Joseph C. Galante	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL #2:  To ratify the appointment of Crowe LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL #3:   To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement for the annual meeting of shareholders:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

Pinnacle Financial Partners, Inc.                                    66

* * * * * * * *
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR PROPOSALS #1, #2, AND #3.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

If stock is held in the name of more than one person, all holders must sign.  Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in such name by authorized person.

_____________________________	_____________________________	Date: ______________, 2019
Signature of Shareholder(s)	Signature of Shareholder(s)
_____________________________	_____________________________
Please print name of Shareholder(s)	Please print name of Shareholder(s)